UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EQUITY RESIDENTIAL
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Equity Residential Named a Residential Sector Leader in ESG by GRESB for the Fifth Consecutive Year and Received Nareit's Residential Leader in the Light Award for the Third Consecutive Year

/ 2019

855 Brannan
San Francisco, CA
Completed Q1 2018
LEED Platinum Certified

Proxy Statement and Annual Meeting of Shareholders

Equity Residential

Notice of 2019 Annual Meeting of Shareholders

April 23, 2019

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2019 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 27, 2019 at 8:00 a.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, at which time shareholders of record at the close of business on March 29, 2019 will be asked to:

•	Elect twelve trustees to a one-year term;

•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2019;

•	Approve our executive compensation;

•	Approve our 2019 Share Incentive Plan; and

•	Consider any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, we urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

Mark J. Parrell

President and Chief Executive Officer

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

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Proposal 4 – Approval of the 2019 Share Incentive Plan	62

INFORMATION ABOUT THE ANNUAL MEETING	69

MISCELLANEOUS	71

SUPPLEMENTAL APPENDIX	73

APPENDIX A – EQUITY RESIDENTIAL 2019 SHARE INCENTIVE PLAN	A-1

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PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 24, 2019 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 27, 2019 at 8:00 a.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, which is the principal executive office of the Company.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:    Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee: Samuel Zell, Mark J. Parrell, Charles L. Atwood, Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro and Stephen E. Sterrett.

Proposal 2:    Ratification of Ernst & Young LLP as Independent Auditor for 2019

The Board recommends a vote FOR this proposal.

Proposal 3:    Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

Proposal 4:    Approval of 2019 Share Incentive Plan

The Board recommends a vote FOR this proposal.

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders. Below are some of the Company’s governance highlights:

Corporate Governance Highlights

Ö  9 of 12 Trustee Nominees are Independent

Ö  25% of Trustee Nominees are women; Corporate Governance and Compensation Committees are chaired by women

Ö  Annual Election of Trustees by Majority Voting

Ö  Independent Lead Trustee

Ö  Independent Board Committees

Ö  Separate Chairman & CEO

Ö  Trustee Executive Sessions without Management

Ö  Risk Oversight by Board and Committees

Ö  Authority for Board to retain outside advisors

Ö  Annual Rigorous Board Evaluation Process

Ö  Ongoing Board Refreshment Process

Ö  Ongoing Executive Succession Planning

Ö  No Employment Agreements with Executives

Ö  Executive Compensation Driven by Objective Pay for Performance Philosophy

Ö  Active Shareholder Engagement

Ö  No Shareholder Rights Plan

Ö  Bylaws include Proxy Access Nominating Provisions and Shareholder Right to Amend Bylaws

Ö  Annual GRI-indexed Environmental, Social and Governance (“ESG”) reporting

Ö  Disclosure of Political Contributions Policy and Expenditures

Ö  Internal Disclosure Committee for Financial Reporting

Ö  Meaningful Share Ownership Guidelines for Trustees and Executives

Ö  Prohibition against hedging of Company shares

Ö  Clawback policy for performance-based executive compensation (NEW IN 2019)

Ö  Double-trigger equity compensation vesting in the event of a change in control under the 2019 Plan (defined below) (subject to shareholder approval) (NEW IN 2019)

KEY CORPORATE GOVERNANCE DOCUMENTS

Please visit the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance” or “Sustainability” to view the following documents:

• Declaration of Trust • Bylaws • Committee Charters • Corporate Governance Guidelines	• Code of Ethics and Business Conduct • Political Contributions Policy • Executive Compensation Clawback Policy • Environmental, Social & Governance Report

These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com). No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board’s Role in Overseeing Corporate Strategy for Long-Term Value Creation

The Board is deeply involved in the development and oversight of the Company’s strategy: to achieve long-term growth through the investment in apartment communities located in strategically targeted markets with the goal of maximizing risk adjusted total return (operating income plus capital appreciation) on invested capital. The Board routinely engages with Company management on the components of this strategy, such as identification of markets, renter preferences, operating focus, use of technology, allocation of capital, employee engagement and the management of ESG risks and opportunities that affect the Company’s business and the communities within which the Company conducts business.

Market Visits and Trustee Education

To stay connected with local aspects of Company strategy, the Board conducts at least one of its regularly scheduled quarterly meetings each year in one of the Company’s markets as opposed to at Company headquarters. At these market-focused meetings, the Board visits apartment properties owned by the Company as well as those owned by the Company’s competitors, with opportunities to speak with local employees. The Board also tours the market in general to investigate market risk factors, including growth trends, employment levels, environmental and climate factors, regulatory issues and other important aspects of Company strategy. The Board’s opportunity to engage with local employees also ensures that the Board remains deeply connected to the Company’s culture. The Board’s 2018 market meeting was held in the Washington, D.C. market, which, as of December 31, 2018, generated 17% of the Company’s net operating income and is the location of two recently completed Company development projects: 455 Eye Street and 100K Apartments. The trustees toured these projects as well as other Company and competitor properties and received a presentation from local management on Washington, D.C. investment, operating and development conditions.

In addition to market visits, many regular quarterly Board meetings include educational briefings from management regarding a wide variety of strategic initiatives, ranging from technology initiatives and cybersecurity projects to investment policies and more.

The Company also provides an orientation program for new trustees, which includes an overview of duties and our corporate governance policies, a tour of Company properties in one of our markets, as well as one-on-one sessions with each member of executive management on the Company’s strategy and industry.

Please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 21, 2019 for a detailed discussion of the Company’s strategy, aspects of which are reviewed by the Board at every quarterly meeting.

Board Leadership Structure and Succession

Since the Company’s initial public offering in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer. Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 12.7% annualized total shareholder return from its IPO in August 1993 through December 31, 2018, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007. Mr. Zell also founded Equity LifeStyle Properties, Inc. (NYSE: ELS), the largest REIT in its sector and one that has delivered a 16.2% annualized total shareholder return from its IPO in February 1993 through December 31, 2018.

As our Chairman, Mr. Zell presides over meetings of the Board, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. Mark J. Parrell, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our independent Lead Trustee. We believe the Company is well-served by our current leadership structure.

In the event the Chairman of the Board and/or the CEO is unexpectedly unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman; (ii) the Chairman shall automatically be appointed to serve as the interim CEO; and (iii) the Lead Trustee will promptly call a meeting of the Board for the purposes of appointing a special committee to start the process to recommend candidates to serve as a permanent replacement for either or both positions.

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009. Mr. Atwood’s duties as Lead Trustee include:

•  Engaging in consistent and regular communication with the CEO regarding the Board’s oversight responsibilities

•  Ensuring that the Board performs its annual evaluation of the CEO’s performance

•  Presiding at all executive sessions of independent trustees and any Board meetings in the unlikely event the Chairman is not present

•  Serving as liaison between the Chairman and the other trustees

•  Participating with the CEO in planning and setting agendas for Board meetings

•  Determining with the CEO the necessary information trustees should receive regarding matters to be discussed at Board meetings

Meetings

During 2018, the Board held seven meetings, with 96% average attendance. No trustee nominees attended fewer than 89% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Eleven trustees attended the 2018 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. In 2018, the non-management trustees held four executive sessions, and the independent trustees held one executive session.

Board Independence and Consultants

The Company’s Corporate Governance Guidelines require that a majority of its trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards, and 75% of the trustees nominated herein are independent. The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks the Company faces, and the policies and procedures for monitoring and controlling such risks.

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The Audit Committee reviews financial, accounting and internal control risks, in accordance with NYSE requirements, and has responsibility for the Company’s Code of Ethics and Business Conduct. The Audit Committee also has primary responsibility for oversight of cyber-related risks faced by the Company.

•	The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning and compensation philosophy and programs.

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The Corporate Governance Committee reviews the Company’s enterprise risk management, corporate governance risks, ESG risks, and is responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform all of its duties, including its overall risk oversight function.

Each of these committees meets with and reviews material from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. All committee materials from management are made available to all trustees, not just those who serve on the applicable committee. Furthermore, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. In relation to cybersecurity, the Board or the Audit Committee meets no less often than annually with senior information technology (“IT”) personnel to discuss recent trends in cyber risks and the Company’s strategy to defend its business systems and information against cyber attacks.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee (the “Governance Chair”) is responsible for leading the evaluation process, which takes place in advance of the annual consideration of trustee nominees.

For the 2018 assessment, the Governance Chair conducted a confidential and in-depth interview with each of the trustees to solicit their feedback on Board and individual trustee performance. Following that, the Governance Chair shared with each trustee individually his or her own evaluation and provided the full Board and committees with feedback on their performance. The Lead Trustee interviewed each of the trustees about their evaluation of the Governance Chair and provided the Governance Chair with feedback on performance. This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance the Board and committees’ effectiveness. The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company and are an important factor taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses the CEO’s recommendations for management development and succession for the Company’s other executives. Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (i) is a board-driven, collaborative and continuous process; (ii) should take into account the Company’s long-term strategic goals; and (iii) involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events. Furthermore, for 2018, 25% of the assessment of the CEO’s annual performance and 10% of the assessment of the other executives’ annual performance were based on individual goals that include development, succession or leadership-oriented goals. In addition to their review of executive development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

These succession planning efforts by the Board and the Company’s executives led to the appointment of Scott J. Fenster as the Company’s Executive Vice President, General Counsel and Corporate Secretary in January 2018, Michael L. Manelis as the Company’s Executive Vice President and Chief Operating Officer in July 2018, Robert A. Garechana as the Company’s Executive Vice President and Chief Financial Officer in September 2018 and Mark J. Parrell as the Company’s President in September 2018 and Chief Executive Officer in January 2019. Mr. Fenster, a Company employee since 2003, Mr. Manelis, a Company employee since 1999, Mr. Garechana, a Company employee since 2004, and Mr. Parrell, a Company employee since 1999, were identified through this process and given exposure and visibility to the Board over many years, followed by a smooth transition period assisted by their retiring and/or transitioning predecessors. The Board was intensively involved in evaluating each of these executives prior to their promotions and had an extensive opportunity to observe each executive through presentations they gave to the Board and its committees as well as through significant informal contact.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (iii) compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, the Audit Committee, consisting solely of independent trustees, approved a transaction in July 2011 whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a 10-year lease from an entity controlled by Mr. Zell. While the rules of the SEC classify this lease as a “related-party transaction,” the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arm’s-length terms at the same time. Specifically, an independent commercial office brokerage firm confirmed in a report to the Audit Committee that at the inception of the lease, the lease had terms that were equivalent to, or more tenant-friendly than, any other arm’s-length office lease with a 10-year term, entered into at the time, for similar space in Chicago’s West Loop neighborhood. Furthermore, the lease does not, in the opinion of the Company and the independent trustees, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2018 totaled $2,479,404.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections with a trustee resignation policy which requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executives and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive and trustee share ownership guidelines:

Position	Minimum Share Ownership
Trustees	5x cash retainer
CEO	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary

Executives have five years and trustees have three years from appointment or promotion to comply with the ownership requirements. All of our executives and trustees have met their respective share ownership requirements or are in the permitted time frame to achieve such ownership.

The following equity interests count toward fulfillment of ownership guidelines provided that such equity interests have not been pledged as security for a financing obligation:

•	Company shares;
•	Partnership interests in the Operating Partnership (“OP Units”);
•	Options to purchase Company shares (“Option Awards”) valued using a current Black-Scholes model; and
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Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards, including under the LTI Plan, as hereinafter defined. Restricted units are partnership interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions. Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards.”

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and officers of the Company regarding transactions involving Company equity securities. Pursuant to this policy, the Company imposes a trading moratorium on all trustees and officers at a vice president level and above in advance of earnings releases, and otherwise trustees and all employees are restricted from trading whenever they have knowledge of material non-public information such as material transactions or cyber breaches. Among other things, this policy also prohibits our trustees and officers from selling any Company equity securities if the security is not owned by the individual at the time of sale (commonly called a “short sale”). This policy further prohibits trustees and officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.

Continued Focus on ESG

The Board is committed to the incorporation of ESG concepts in all aspects of the Company’s business and is especially proud of the Company’s outstanding performance in the 2018 Global Real Estate Sustainability Benchmark (“GRESB”) Survey – a globally-recognized third-party analysis of the ESG indicators of more than 900 real estate portfolios worldwide. The Company was named the 2018 Global Residential Listed Sector Leader, the fifth consecutive time the Company was recognized as a Sector Leader in ESG by GRESB. The Company also received for the third consecutive year the Residential Leader in the Light award from the National Association of Real Estate Investment Trusts (“Nareit”) in recognition of the Company’s portfolio-wide ESG initiatives. With respect to the Company’s development properties, eight projects since 2011 have received Leadership in Energy and Environmental Design (“LEED”) certification and four recent development projects are targeted for LEED certification. Four developments since 2011 have also received National Green Building Standard certification from the National Association of Home Builders. In addition, in 2018 the Company issued $400 million of 10-year 4.15% unsecured notes as “green” bonds, and as a result, the Company will allocate an amount equal to the net proceeds to one or more eligible green/sustainable projects. This was the first “green” bond issuance from an apartment REIT.

The Board understands that ESG requires an all-inclusive approach, addressing not only the Company’s impact on the environment through a focus on resource conservation, energy efficiency and waste reduction, but also the Company’s impact to our communities, including relationships with our residents, employees and shareholders. Performance against ESG goals is part of the Company’s annual performance review process for its executives and employees. For further information on the Company’s ESG policies and goals, please see the Company’s website at www.equityapartments.com, in the investor section under “Sustainability,” which also contains the Company’s 2018 Environmental, Social & Governance Report, published following the review and approval of the Corporate Governance Committee, and which includes a third-party assurance statement as well as a Global Reporting Initiative Content Index.

Our 855 Brannan project (highlighted on the cover), built on a former San Francisco train depot site, illustrates one approach to our ESG strategy. Completed in 2018, this 449-unit project is the largest LEED Platinum-certified multifamily development in San Francisco. 855 Brannan exceeded California’s tough 2008 Energy Code by 25%. This was achieved by using insulation, state-of-the-art high efficiency windows, high-performance hot water boilers and a massive 332 kW solar electric system installed on the roof. Energy Star appliances and high efficiency lighting also contribute to reducing the building’s carbon footprint. The project also reduces the impact on California’s water resources through the installation of drought tolerant landscape design and water efficient plumbing fixtures. In addition, individual apartment unit ventilation systems were tested to ensure they are performing properly and delivering the correct amount of fresh air to occupants. This is not only important for the health and well-being of the occupants but also reduces the buildup of moisture inside the building. All units include flooring that is either FloorScore or Green Label Plus certified, meaning the materials emit less harmful chemicals than traditional flooring.

Another part of our ESG strategy involves engagement at the market level with our local teams. In furtherance of this strategy, we formed the Equity Values Council, a group comprised of representatives from every market where we do business which is charged with driving new, diversity-focused initiatives for recruitment, well-being, career development and education. Members of the Equity Values Council bring ideas for community service and act as a sounding board. They serve as spokespersons and change agents for our “Equity Values” initiatives and share information and encourage colleagues to participate in community service opportunities. We give every employee eight hours of paid time each year to spend doing service projects in their community. Each year employees spend thousands of hours on these activities, which range from local park clean ups to food drives to back-to-school backpack giveaways. Some of the groups we supported in 2018 include All Stars Project, Arlington Partnership for Affordable Housing, Buona Sera, Chicago Cares, Christopher’s Haven, Friends of the Highline, Greater Chicago Food Depository,

Homeless Persons Representation Project, Housing Industry Foundation, Move for Hunger, New Destiny Housing, Pancreatic Cancer Action Network, Shelters to Shutters and Walk for Hunger.

To continue to foster the importance of a respectful work experience, the Company actively trains its workforce regarding the Company’s Code of Ethics and Business Conduct, which, in addition to establishing robust anti-bribery and anti-money laundering provisions and similar governance-related matters, also sets forth the Company’s diversity policy. We put diversity and inclusion into action by creating a culture of involvement, respect and connection where all employees’ voices are heard. Our goal is to create and sustain an inclusive environment where diversity will thrive, employees will want to work and residents will want to live. Our vision of diversity includes race, gender, age, experience, sexual orientation, physical ability and ethnicity, among others.

In 2018, the Company delivered a number of activities in support of diversity and inclusion:

•	The Equity Values Council drove new, diversity-focused initiatives for recruitment, career development and education;
•	All on-site and corporate managers were provided unconscious bias training;
•	The Champion of Equity Values Award was created to recognize employees who demonstrate consistent and active leadership relating to our values, including diversity and inclusion; and
•	The Company held seven LGBT PRIDE events in Boston, Chicago, Washington, D.C., Los Angeles, Orange County, San Francisco and Seattle.

Each year we measure our employee engagement via an employee survey. Our employees resoundingly say they are proud to work at Equity Residential, value one another as colleagues, believe in our mission and values and feel their skills are a good fit for their jobs. Our positive, employee-focused culture was validated when we won a Glassdoor Employees’ Choice Award, honoring the 100 Best Places to Work in 2019. The Company was rated the 43rd best large company employer and was the best rated real estate company. In addition, Indeed.com included the Company on its lists of 30 Top-Rated Workplaces in several major metropolitan areas: Boston (17th), Los Angeles (17th), Washington, D.C. (18th) and Seattle (20th). We are committed to providing our employees with encouragement, guidance, time and resources to learn and apply the skills required to succeed in their jobs. In 2018, each employee completed an average of 19 hours of dedicated learning at a Company expenditure of over $1,200 per employee. Included in our training programs are courses dedicated to sustainability and diversity and inclusion.

Political Contributions Policy

The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company’s business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Corporate Governance Committee. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance.”

Shareholder Right to Amend Bylaws

In response to a shareholder proposal and significant shareholder engagement with shareholders holding more than 50% of the Company’s outstanding shares in the aggregate, Article XIV of the Company’s Bylaws was amended in 2017 to permit shareholders to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding common shares of the Company pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to five shareholders, owning 1% or more of the Company’s outstanding common shares continuously for at least one year. A shareholder proposal submitted under Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board. The foregoing is a summary of Article XIV of the Company’s Bylaws and is qualified in its entirety by the text of that section.

Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Corporate Governance Guidelines set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and its shareholders. The Board values diversity in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of thought and perspectives to the Board’s deliberations. We are very proud to have been recognized as a “Corporate Champion” by the Women’s Forum of New York (at least 25% of Board seats held by women) and a 2020 Women on Boards Winning “W” Company (at least 20% of Board seats held by women), as well as trustees Linda Walker Bynoe, Connie Duckworth and Mary Kay Haben being honored by WomenInc. on their list of 2018 Most Influential Corporate Board Directors. Also, Ms. Bynoe was included in Black Enterprise’s exclusive 2018 Registry of African American Corporate Directors. As a general matter, the Board does not believe it should retain a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the Company and its shareholders.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates, including: judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or experience. The evaluation also includes a critical review of annual performance assessments, as previously described. Of particular importance to the Company’s strategy are skills and experience relating to real estate, finance and capital markets, technology, marketing and consumer insight, risk management and corporate leadership in general.

Each of the members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer, interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, and has the qualifications as set forth in the Company’s Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the 150th day, nor later than 5:00 p.m., Central Time, on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2020, the Corporate Secretary must receive the notice not earlier than November 26, 2019 and not later than 5:00 p.m., Central Time, on December 26, 2019. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws. The Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws. The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section. Electronic copies of the Bylaws are available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance,” and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Board Refreshment

The Corporate Governance Committee seeks to maintain a board that as a whole possesses the objectivity and the mix of skills and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks. The Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees. In keeping with the Committee’s overall strategy for trustee succession and the appointment of new Board members, since 2010 the Board has added six new independent trustees, two trustees have retired since 2017 and one trustee is retiring in June of this year.

Set forth below is a snapshot of the composition of our Board immediately following the Annual Meeting if the twelve trustee nominees are re-elected.

INDEPENDENCE 75% Independent	GENDER DIVERSITY 25% Women

AVERAGE TENURE OF

INDEPENDENT TRUSTEES

8.0 Years*

*Average tenure of independent trustees has decreased from

9.7 years since the 2018 Annual Meeting of Shareholders.

Biographical Information and Qualifications of Trustees

Our trustees bring to the Company’s Board substantial business, real estate, governance, finance, operational and leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and collectively have the experience necessary to oversee and help develop the Company’s strategy and contribute to the Board’s effectiveness as a whole. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Trustee Nomination Procedures” above.

Trustees Nominated for Re-Election

Set forth below are biographies of each of our trustees as of April 1, 2019, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a trustee of the Company.

Samuel Zell, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman of Equity Group Investments, the private entrepreneurial investment firm he founded 50 years ago. He is also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He also serves as chairman of Anixter International, Inc. (NYSE: AXE), Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC) and Equity LifeStyle Properties, Inc. (NYSE: ELS). Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell served as the chairman of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy. Mr. Zell is an active philanthropist with a focus on entrepreneurship education. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including: the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center. Mr. Zell received a J.D. from the University of Michigan Law School.

Samuel Zell Chairman
Age 77
Trustee since 1993

Qualifications

•   50 years of experience as a chairman, director and executive of companies in various industries around the world

•   Active investor/manager of billions of dollars of global investments

•   Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

Mark J. Parrell has been Chief Executive Officer of the Company since January 2019 and President of the Company since September 2018. Mr. Parrell served as Executive Vice President and Chief Financial Officer of the Company from October 2007 to September 2018. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007 and has held various positions within the Company’s finance group since September 1999. Mr. Parrell is a member of the National Multifamily Housing Council (“NMHC”) and served as Chair of its Finance Committee until January 2017 and is also a member of the Urban Land Institute (“ULI”). Mr. Parrell serves on the Board of Directors of the Greater Chicago Food Depository. He is a former director of Brookdale Senior Living Inc. (NYSE: BKD) and served as a director of Aviv REIT, Inc. (NYSE: AVIV) until April 1, 2015, when it merged with a competitor. Mr. Parrell received a J.D. from Georgetown University Law Center.

Mark J. Parrell President & CEO

Qualifications

•   Uniquely qualified as the CEO of the Company

•   Extensive hands-on experience regarding capital markets and real estate finance and investment

•   Sophisticated expertise in transactional, operational and regulatory matters and substantial experience as a board member of public companies

Age 52
Trustee since 2019

Charles L. Atwood, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until his retirement in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood served as a director of Pinnacle Entertainment, Inc. (NYSE: PNK) until October 15, 2018, when it merged with a competitor, and is a former director of Gala Coral, a private United Kingdom gaming industry company, and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry. Mr. Atwood received an M.B.A. in finance from Tulane University.

Charles L. Atwood Lead Trustee	Qualifications
Age 70	• Exceptional expertise in dealing with complex accounting, financial, marketing, regulatory and risk assessment issues, gained as CFO of a large international corporation
Trustee since 2003
Independent	• Board and executive leadership experience in a wide range of complicated strategic transactions and governance establishment at multi-faceted companies
Committees • Compensation • Governance	• Has previously served as an audit committee financial expert, based on prior experience as a CFO

Raymond Bennett is Chief Global Officer, Global Operations for Marriott International, Inc. Appointed to this role in 2015, Mr. Bennett is responsible for the design, development and deployment of products and services for all lodging brands across Marriott’s 7,000 hotels globally. He has chief responsibility for brand standards and operational policies, quality assurance, procurement, engineering, retail and other disciplines and has served in various other operation and development-focused roles during his career at Marriott. Prior to joining Marriott in 2001, Mr. Bennett served for over 11 years in various managerial positions for Pepsi Bottling Group.

Qualifications

•   Extensive management and operational experience in hospitality, customer service and procurement on a global level

•   Valuable insight into brand management, consumer insight and product differentiation

•   Executive leadership in strategic implementation of diversity, sustainability and other aspects of corporate social responsibility

Raymond Bennett
Age 50
Trustee since 2018
Independent
Committees • Audit

Linda Walker Bynoe

Linda Walker Bynoe has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc. (NYSE: AXE), Northern Trust Corporation (NASDAQ: NTRS) and Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. (NYSE: SPG). Ms. Bynoe received an M.B.A. from Harvard Business School.

Qualifications

•   Extensive business and governance experience as a director of financial services and other complex companies

•   Diverse consulting and investment experience in various industries

•   Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

Age 66
Trustee since 2009
Independent
Committees • Governance (Chair) • Audit

Connie K. Duckworth is the Chairman and Chief Executive Officer of ARZU, Inc., the social enterprise she founded in 2004 which empowers destitute women weavers in rural Afghanistan. After a distinguished 20-year career, Ms. Duckworth retired in 2000 as a Partner and Managing Director of The Goldman Sachs Group, Inc., and was the first woman to be named a sales and trading partner in the firm’s history. She is a director of Steelcase Inc. (NYSE: SCS), and formerly served as a director of Russell Investment Group, Smurfit-Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc. Ms. Duckworth received an M.B.A. from the Wharton School of the University of Pennsylvania.

Qualifications

•   Extensive experience with over 20 years of executive leadership in the financial services industry

•   Successful social entrepreneur with proven operational skills in rapidly-changing settings

•   Well-seasoned board member with service on numerous boards of other public companies and not-for-profit entities

Connie K. Duckworth
Age 64
Trustee since 2015
Independent
Committees • Audit • Governance

Mary Kay Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as a director of The Hershey Company (NYSE: HSY) and formerly served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE) until its sale on January 12, 2018. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Qualifications

•   Substantial governance expertise with deep corporate and board experience

•   Proven track record in exceeding consumer expectations through brand building, innovation and implementation of business strategies in various markets and media platforms

•   Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

Mary Kay Haben
Age 62
Trustee since 2011
Independent
Committees • Compensation (Chair) • Governance

Bradley A. Keywell is co-founder and Chief Executive Officer of Uptake Technologies, Inc., an industrial artificial intelligence and machine learning software company. He is managing partner of Lightbank, a venture capital fund. He is co-founder of MediaBank LLC, a provider of integrated media procurement technology, and Echo Global Logistics, Inc. (NASDAQ: ECHO). He is a co-founder and a former director of Groupon, Inc. (NASDAQ: GRPN). Mr. Keywell was recognized as the Ernst & Young Entrepreneur Of The Year 2018 overall and emerging award winner. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business and received a J.D. from the University of Michigan Law School.

Qualifications

•  Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments

•  Recognized leader in incorporating technological and social innovation to implement corporate strategy, operations and growth

•  Diverse leadership and management experience

Bradley A. Keywell
Age 49
Trustee since 2011
Independent
Committees • Compensation

John E. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank. He recently retired as a partner of Linden LLC, a private equity firm, serves as a trustee of the Calamos Mutual Funds, and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Qualifications

•  Deep executive and management leadership and governance experience in the real estate lending industry, during various and challenging business cycles

•  Valuable insight into capital markets and trends

•  Audit committee financial expert, based on banking and financial background

John E. Neal
Age 69
Trustee since 2006
Independent
Committees • Audit (Chair)

David J. Neithercut

David J. Neithercut served as Chief Executive Officer of the Company from January 2006 until his retirement in December 2018 and President of the Company from May 2005 to September 2018. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments. He serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the MBA Real Estate Program Advisory Board at Columbia University. Mr. Neithercut is a former director of General Growth Properties, Inc. (NYSE: GGP) and a former member of the Advisory Board of Governors of Nareit of which he served as Chairman in 2015. Mr. Neithercut received Nareit’s 2018 Industry Leadership Award, honoring a REIT executive who has made a significant and lasting contribution to the growth and betterment of the industry, and was recognized by Columbia Business School as the 2018 Distinguished Real Estate Partner. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•  Recognized as a leading industry authority in real estate investments, operations and capital markets

•  Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning

•  Highly experienced in dealing with complex management, financial, risk assessment, business and governance issues and is uniquely well-equipped to advise the new CEO in these matters

Age 63
Trustee since 2006

Mark S. Shapiro

Mark S. Shapiro has served as President of leading entertainment, sports and fashion company Endeavor since December 2018 and previously served as co-president of the company’s IMG and WME subsidiaries from November 2016 to December 2018 and as Chief Content Officer from September 2014 to November 2016. Prior to joining IMG in 2014, he held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards. Mr. Shapiro also serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV), Frontier Communications Corporation (NASDAQ: FTR) and Papa John’s International, Inc. (NASDAQ: PZZA), as well as Chairman of the Board of Captivate Network. He is a former director of the Tribune Company.

Qualifications

•  Business and governance acumen as a CEO, president and board member of large and complex organizations

•  Provider of unique and critical insights and innovation in media, marketing, consumer and branding strategies

•  Insights into organizational transformation to deal with diverse economic and market-based challenges

Age 49
Trustee since 2010
Independent
Committees • Compensation • Governance

Stephen E. Sterrett served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014. He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the company’s Chief Financial Officer since 2000. Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse. Mr. Sterrett serves as a director of Berry Global Group, Inc. (NYSE: BERY) and will serve as a director of Realty Income Corporation (NYSE: O) until his term expires in May 2019. Mr. Sterrett also serves on the Board of Trustees of Butler University. Mr. Sterrett received an M.B.A. from Indiana University.

Qualifications

•  Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters

•  Executive leadership experience and expertise in financial, risk assessment, operational, governance and strategic issues facing large real estate companies

•  Audit committee financial expert, based on prior experience as a CFO

Stephen E. Sterrett
Age 63
Trustee since 2015
Independent
Committees • Audit • Compensation

Incumbent Trustee Retiring

Gerald A. Spector had been our Vice Chairman since January 2008 and was the Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector serves as a director of Equity Commonwealth (NYSE: EQC) and is a former Certified Public Accountant.

Gerald A. Spector Vice Chairman
Age 72
Trustee since 1993
Independent
Committees • Audit

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Board also has an Executive Committee. For the committees on which each of our independent trustees serve, see “Trustees Nominated for Re-Election” beginning on page 14. For a discussion regarding the allocation of risk oversight among the Audit Committee, Compensation Committee and Corporate Governance Committee, see page 5.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the following members of the Audit Committee are designated as “financial experts” under such listing standards and SEC rules: John E. Neal (Committee Chair), Linda Walker Bynoe, Gerald A. Spector (retiring from the Board in June 2019) and Stephen E. Sterrett. The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee.

The Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2018, the Audit Committee held eight meetings and no member of the Audit Committee served on more than one other public company audit committee.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation. The Compensation Committee also reviews and approves the CEO’s evaluation of the performance of executives reporting to him before approving their compensation and making recommendations concerning proposals by management regarding compensation, bonuses and other related benefits and policies for Company employees.

The Compensation Committee oversees the Company’s executive succession and management development plans, including diversity and other development programs. During 2018, the Compensation Committee held nine meetings.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, reviewing the Company’s enterprise risk management program and making recommendations to the Board regarding the Company’s governance policies and practices, including its Corporate Governance Guidelines. The Corporate Governance Committee also reviews and approves the Company’s annual ESG report, as further described on page 9.

The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” above. During 2018, the Corporate Governance Committee held five meetings.

Executive Committee

The Executive Committee has the authority to approve proposals to acquire, develop, dispose of and finance investments for the Company up to certain dollar amount thresholds. Transactions that exceed these dollar amount thresholds require approval by the Board. The current members of the Executive Committee are Samuel Zell (Committee Chair), Mark J. Parrell, Charles L. Atwood, John E. Neal, David J. Neithercut and Stephen E. Sterrett.

Biographical Information of Executives

Set forth below are biographies of each of our executives as of April 1, 2019.

Mark J. Parrell. See “Biographical Information and Qualifications of Trustees.”

Barry S. Altshuler, 60, has been Executive Vice President – Investments of the Company since February 2015. Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002. Mr. Altshuler serves on the Executive Committee of the Central City Association of Los Angeles and the University of Florida Real Estate Advisory Board and is a member of NMHC and ULI. Mr. Altshuler currently also serves as President of the California Apartment Association.

Alexander Brackenridge, 55, has been Executive Vice President – Investments of the Company since February 2015. Mr. Brackenridge served as the Company’s Senior Vice President – Investments from May 2002 to January 2015 and has held various acquisitions and asset management positions within the Company since 1993. Mr. Brackenridge is a member of the Greater Boston Real Estate Board, NMHC and ULI. Mr. Brackenridge received an M.B.A. from Yale University.

Scott J. Fenster, 43, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2018. Mr. Fenster served as the Company’s Senior Vice President – Legal from January 2013 until December 2017 and has held various positions within the Company’s legal department since September 2003. Mr. Fenster received a J.D. from the University of Michigan Law School.

Robert A. Garechana, 40, has been Executive Vice President and Chief Financial Officer of the Company since September 2018. Mr. Garechana served as Senior Vice President of the Company from December 2012 to September 2018 and Treasurer of the Company from January 2008 to September 2018 and has held various positions within the Company’s finance group since November 2004. Mr. Garechana received a B.B.A. from The University of Texas at Austin.

Alan W. George, 61, has been Executive Vice President and Chief Investment Officer of the Company since January 2002 and was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George joined the Company in 1992 as a Vice President – Asset Management. Mr. George serves on the Executive Committee of NMHC. He is also a member and Governor of ULI and serves on the advisory board of the ULI Terwilliger Center for Housing.

Michael L. Manelis, 50, has been Executive Vice President and Chief Operating Officer of the Company since July 2018. Mr. Manelis served as Executive Vice President – Property Operations of the Company from January 2017 to June 2018, as Senior Vice President of Operations and Information Technology from May 2012 to December 2016 and as Senior Vice President – Property Operations from August 2005 to May 2012 and has held various positions within the Company’s operations group since 1999. Mr. Manelis is a member of the Advisory Board of Home Partners of America.

Christa L. Sorenson, 58, has been Executive Vice President – Human Resources of the Company since December 2015. Ms. Sorenson was the Senior Vice President – Organization and Talent Development from July 2008 to December 2015 and has held various positions within the Company’s Organization and Talent Development group since March 2003.

Retired Executives

David J. Neithercut. See “Biographical Information and Qualifications of Trustees.”

David S. Santee, 60, was Executive Vice President and Chief Operating Officer of the Company from April 2013 to June 2018 and Executive Vice President – Property Operations from July 2018 until his retirement in December 2018. Mr. Santee served as the Company’s Executive Vice President – Operations from January 2007 to April 2013 and as Executive Vice President – Eastern Division from November 1996 to December 2006.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVES

The following table sets forth information, as of February 28, 2019, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers (“NEOs”), and the trustees and all executives as a group. Unless otherwise indicated, each person has sole voting and investment power over the common share equivalents listed. On February 28, 2019, a total of 383,308,884 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding. (1)(2)

	Common Share Equivalents (1)		Options Exercisable in 60 Days	Percent of Common Shares (1)	Percent of Common Share Equivalents (1)(2)

Samuel Zell	3,852,219	(3)	902,285	1.3%	1.2%

Mark J. Parrell	120,163		120,092	*	*

Charles L. Atwood	37,140		25,665	*	*

Raymond Bennett	1,619		—	*	*

Linda Walker Bynoe	27,948		29,752	*	*

Connie K. Duckworth	7,282		—	*	*

Mary Kay Haben	16,491		18,370	*	*

Bradley A. Keywell	23,062		20,038	*	*

John E. Neal	29,503		5,588	*	*

David J. Neithercut	721,018	(4)	2,353,880	*	*

Mark S. Shapiro	16,407		28,959	*	*

Gerald A. Spector	312,655	(5)	29,438	*	*

Stephen E. Sterrett	15,406		2,101	*	*

Robert A. Garechana	19,507		27,075	*	*

Alan W. George	244,567		107,233	*	*

Michael L. Manelis	19,737		12,947	*	*

David S. Santee (6)	—		—	—	—

Trustees and Executives as a Group	5,600,393		3,805,581	2.5%	2.4%

* Less than 1%.

(1)

Excludes the LTI Awards (defined below) granted in January 2017, January 2018 and January 2019 under the Company’s Long-Term Incentive Plans which remain subject to earn out at the end of their respective three-year performance periods, as further described in the “Compensation Discussion and Analysis” section below.

(2)

The total number of common shares and OP Units pledged as security for loans by our trustees and executives as of February 28, 2019 is 0.5% of the Company’s total number of outstanding common share equivalents.

(3)

Includes common shares, OP Units and restricted units with respect to which Mr. Zell has voting and investment power, which includes the holdings held directly by Mr. Zell and the holdings of the Samuel Zell Revocable Trust and Samstock/SZRT, L.L.C. Also includes common shares owned by Principal Trust Company, as Trustee of the Equity Residential Supplemental Executive Retirement Plan (“SERP”), for the benefit of Mr. Zell. 1,891,628 of the common shares shown were pledged as security for various loans.

In addition to the common shares, OP Units and restricted units set forth above, common shares and OP Units are indirectly owned by various family trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust, a state-regulated corporate trust company. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such common shares or OP Units. Mr. Zell disclaims beneficial ownership of such common shares and OP Units, except to the extent of any pecuniary interest therein. In addition, common shares are beneficially owned by a family foundation of which Mr. Zell is a director; however, Mr. Zell does not have voting or dispositive power over such common shares, or any pecuniary interest therein, and therefore disclaims beneficial ownership of such common shares.

(4)

Includes common shares, OP Units and restricted units with respect to which Mr. Neithercut has voting and investment power, which includes the holdings held directly by Mr. Neithercut and the holdings indirectly owned by various family limited partnerships, a trust established for the benefit of Mr. Neithercut’s wife and a foundation. Also includes common shares in Mr. Neithercut’s account with the Equity Residential Advantage 401(k) Retirement Savings Plan. In addition to the common shares, OP Units and restricted units set forth above, OP Units are beneficially owned by trusts for the benefit of Mr. Neithercut’s children over which Mr. Neithercut has no voting or dispositive power and disclaims beneficial ownership thereof.

(5)

Includes common shares and OP Units with respect to which Mr. Spector has voting and investment power, which includes the holdings held directly by Mr. Spector and the holdings indirectly owned by a family trust. In addition to the common shares and OP Units set forth above, common shares are beneficially owned by Mr. Spector’s spouse and a trust for the benefit of Mr. Spector’s family. Mr. Spector does not have voting or dispositive power over such common shares and therefore disclaims beneficial ownership of such common shares except to the extent of any pecuniary interest therein.

(6)	The common share equivalents held by Mr. Santee are not included since he retired from the Company in December 2018.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2018.

Name and Address of Owner	Common Shares	Percent of Common Shares

The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	47,095,695	12.7%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	41,246,537	11.2%

State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	21,372,682	5.8%

Norges Bank (Central Bank of Norway) (4) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway	18,926,251	5.1%

(1)

The Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, on behalf of itself and its subsidiaries on February 11, 2019 states that as of December 31, 2018, it has sole power to vote 742,275 shares, shared power to vote 487,744 shares, sole power to dispose of 46,192,867 shares and shared power to dispose of 902,828 shares. The Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard Real Estate Index Fund (the “Vanguard Funds”) on January 31, 2019 states that as of December 31, 2018, it has sole power to vote 17,534,320 shares. Vanguard has previously confirmed that the 17,534,320 shares reported as beneficially owned by the Vanguard Funds as of December 31, 2018 in its Schedule 13G/A are included in the 47,095,695 shares reported as beneficially owned by Vanguard in its Schedule 13G/A. The Schedule 13G/A filed by Vanguard also states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 309,456 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,026,191 shares as a result of its serving as investment manager of Australian investment offerings.

(2)

The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on January 31, 2019 states that as of December 31, 2018, it has sole power to vote 38,016,257 shares and sole power to dispose of 41,246,537 shares.

(3)

The Schedule 13G filed by State Street Corporation on behalf of itself and its subsidiaries on February 14, 2019 states that as of December 31, 2018, it has shared power to vote 18,940,385 shares and shared power to dispose of 21,367,513 shares.

(4)	The Schedule 13G/A filed by Norges Bank (Central Bank of Norway) on January 24, 2019 states that as of December 31, 2018, it has sole power to vote and dispose of 18,926,251 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and components, the compensation decisions made under those components, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

At our 2018 Annual Meeting of Shareholders, our 2017 executive compensation program was approved by over 91% of the votes cast on the matter. We believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between executive pay and performance.

The Company’s 2018 executive compensation program, which applied to Mr. Neithercut and his direct reports, is based on a strong performance-oriented compensation philosophy to align executive and shareholder interests and is designed to attract, retain and motivate talented executives.

What We Do

✓  Do engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓  Do have a strong pay for performance compensation philosophy with 90% of Chief Executive Officer pay and over 80% of pay received by executives reporting directly to the Chief Executive Officer tied solely to performance

✓  Do require our Annual Incentive Plan to be primarily subject to objective performance metrics that align with the Company’s business strategy and the long-term interests of our shareholders

✓  Do enhance executive retention with time-based, multi-year vesting schedules for equity incentive awards

✓  Do align the long-term interests of our executives with those of our shareholders by awarding a significant percentage of compensation in the form of Long-Term Incentive Plan Awards, which are subject to quantitative performance metrics with three-year forward-looking performance periods

✓  Do have meaningful share ownership guidelines for our executives and trustees

✓  Do have a clawback policy for performance-based executive compensation (NEW IN 2019)

What We Don’t Do

X  No employment agreements with any of our executives

X  No compensation incentives that encourage excessive risk taking

X  No repricing of Option Awards allowed

X  No hedging of Company shares allowed

X  No excise tax gross-ups in any new change in control agreements

X  No excessive perks to our executives

X  No single-trigger vesting in the event of a change in control under the 2019 Plan (subject to shareholder approval) (NEW IN 2019)

Executive Compensation Program

The Company’s Executive Compensation Program consists of three components: Annual Salary, Annual Incentive Plan and Long-Term Incentive Plan.

Annual Salary

For 2018, annual salaries of executives, the first component of the program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent. As it does annually, the Compensation Committee reviewed base salaries for the executives to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities.

Annual Incentive Plan

The second component of the program in 2018 was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive by performance against pre-defined and pre-weighted annual goals (75% of which were objective measureable metrics for Mr. Neithercut and 60% of which were objective measureable metrics for the other executives) established by the Compensation Committee. The goals were comprised of Corporate Goals, which were shared by all executives, and Business Unit goals for all executives other than Mr. Neithercut, which were unique to each executive. These goals were pre-established, with the majority measured objectively. Each executive was also assigned individual goals for 2018; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut and approved by the Compensation Committee. Individual goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance. Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals. Results between Threshold and Target or between Target and Maximum were based on interpolation. Performance below Threshold would have earned 0%, and performance that exceeded the Maximum would be capped at the Maximum level. The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further encourage executive retention and align the interests of our executives with our shareholders, one-half of the annual incentive earned was paid in “Performance Equity Grants” comprised of Share Awards and/or Option Awards. These Share Awards cliff vest, in full, on the three-year anniversary of the grant date, and Option Awards vest ratably over three years, all subject to continuous employment and retirement provisions.

The other half of the annual incentive earned was paid in cash (the “Performance Bonus”) and/or, at the executive’s option, in the form of immediately vested restricted units or Option Awards.

Long-Term Incentive Plan

The third component of the program in 2018 was the Long-Term Incentive Plan (“LTI Plan”), which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute Total Shareholder Return (“TSR”) and achievement of Normalized Funds From Operations (“Normalized FFO”) over a forward-looking three-year performance period compared to pre-established quantitative performance metrics. This plan aligns the interests of our executives directly with the interests of our shareholders. We refer to such awards subject to settlement under the LTI Plan as “LTI Awards.” LTI Awards cliff vest, in full, on the three-year anniversary of the grant date, subject to continuous employment and retirement provisions. The LTI Awards were granted to executives in January 2018, at the target dollar amounts shown on page 30, covering the three-year performance period from January 1, 2018 through December 31, 2020, with the following pre-established quantitative performance metrics and potential payout levels:

		Performance Level (1)

% of Award	Metric	Threshold	Target	Maximum

35.0%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity Apartments Index (“Nareit Apartment Index”) (2)	-400 bps	0 bps	+400 bps

22.5%	Performance of Company relative to weighted average TSR of companies in the FTSE Nareit Equity REIT Index (“Nareit Equity Index”) (2)	-400 bps	0 bps	+400 bps

22.5%	Absolute Company TSR (3)	4%	8%	12%

20.0%	Normalized FFO (4)	$3.17	$3.22	$3.27

(1)

Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively. Results between Threshold and Target or between Target and Maximum are based on interpolation. Performance below Threshold earns 0% and above Maximum is capped at the Maximum level.

(2)

TSR performance relative to the companies that comprise the Nareit Apartment Index and Nareit Equity Index is measured using the weighted index basis points approach, which measures Company performance using the number of basis points above or below the weighted average of the respective index.

(3)

Absolute Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning and ending share prices being the average of the first and last 20 trading days, respectively, of the performance period.

(4)

The Threshold, Target and Maximum Normalized FFO performance level metrics were established by the Compensation Committee in March 2018. The Target level was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 30, 2018. See page 34 for more information on Normalized FFO and its significance to the Company. The achievement of this metric will be determined on an annual basis and the average of the three years will be used in the final determination of the LTI Award.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the resulting settlement, if any, of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award in restricted shares and/or restricted units. With respect to an award that will be settled in the form of restricted shares, the Company does not pay the grantee any dividends on such shares during the performance period. Once the number of restricted shares to be issued, if any, has been determined, the Company will make a cash payment to the grantee in an amount equal to all dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (i) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the hereinafter described partial distributions paid thereon, which are not subject to forfeiture) at the end of the performance period depending on actual performance and (ii) will be paid a distribution in the amount of 10% of any distributions paid on OP Units during the performance period. Once the final resulting number of restricted units, if any, has been determined, the Operating Partnership will make a cash payment to the grantee in the amount equal to all distributions that would have been paid on those restricted units had they been outstanding and entitled to distributions during the performance period, less any previously paid partial distributions.

Messrs. Garechana and Manelis, who were promoted to their positions in September 2018 and July 2018, respectively, did not participate in the LTI Plan for 2018 as they were not reporting directly to the Chief Executive Officer as of January 1, 2018.

2018 Performance and Compensation

Target Compensation

The following table shows 2018 target compensation for our NEOs, broken out into the three components of the program as described in the preceding pages.

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1)(2)	LTI Awards (1)(3)	Total Target Compensation
D. Neithercut	$900,000	$1,800,000	$1,800,000	$4,500,000	$9,000,000
M. Parrell (4)	700,000	1,050,000	1,050,000	1,200,000	4,000,000
D. Santee	600,000	900,000	900,000	1,200,000	3,600,000
A. George	600,000	900,000	900,000	1,200,000	3,600,000
M. Manelis (5)	550,000	550,000	550,000	—	1,650,000
R. Garechana (6)	425,000	425,000	425,000	—	1,275,000

(1)

Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results.

(2)	Performance Equity Grants are performance-based annual incentive grants consisting of Share Awards and/or Option Awards.

(3)

LTI Awards covering the three-year performance period from January 1, 2018 to December 31, 2020, subject to settlement at the end of the three-year period. For an example of how the settlement will be calculated, see “Final Results of the 2016-2018 LTI Plan – Alignment of Pay and Performance” on page 40.

(4)	Mr. Parrell’s target annual salary reflects his salary as President, effective September 2018.

(5)

Mr. Manelis’ target annual salary reflects a blended amount of his compensation prior to and following his promotion, and his target annual incentive plan compensation was based on such blended salary. Mr. Manelis was not eligible to receive LTI Awards at the time of their grant on January 1, 2018.

(6)

Mr. Garechana’s target annual salary reflects a blended amount of his compensation prior to and following his promotion, and his target annual incentive plan compensation was based on such blended salary. Mr. Garechana was not eligible to receive LTI Awards at the time of their grant on January 1, 2018.

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on performance should also increase. Accordingly, a significant portion of our executives’ total target compensation was determined on the basis of performance: 90% for Mr. Neithercut and over 80% for the other NEOs who reported directly to the Chief Executive Officer as of January 1, 2018. Furthermore, 50% of Mr. Neithercut’s target compensation and an average of 32% of the target compensation of the other NEOs who reported directly to the Chief Executive Officer as of January 1, 2018 was comprised of LTI Awards and dependent on the Company’s relative and absolute TSR and Normalized FFO over a forward-looking three-year performance period.

Pay Mix

CEO 2018 TARGET COMPENSATION MIX	AVERAGE 2018 TARGET COMPENSATION MIX OF OTHER NEOS WHO REPORTED DIRECTLY TO THE CEO AS OF JANUARY 1, 2018

Company Highlights

In 2018, we continued our long and successful track record of creating value through focused and proactive revenue generation, expense management and strategic capital allocation while maintaining a conservative balance sheet, with a portfolio focused on urban and high-density suburban markets. In doing so, we:

•	Outperformed the high-end of our guidance for growth in Same Store year-over-year revenue and Net Operating Income, notwithstanding headwinds in our markets from new supply. (1)
•	Produced earnings per share (“EPS”) of $1.77, FFO of $3.14 per share and Normalized FFO of $3.25 per share. EPS and Normalized FFO reached the higher end of our original guidance. (1)
•	Increased our dividend by 7.2% in March 2018, reflecting the Company’s strong cash generation.
•

Earned an 8.7% Unlevered IRR (as defined in the Supplemental Appendix on page 74) on the sale of approximately $706.1 million of assets in 2018 and reinvested the proceeds in assets that we believe have better long-term growth prospects.

•

Remained relentlessly focused on our residents’ experience, resulting in a 10% increase in our Customer Loyalty Scores, the highest resident retention rate in our Company’s history, and a 4.9% increase in renewal rents on a same store basis. (1)(2)

•

Substantially completed construction on two projects totaling approximately $410.3 million of development costs at a weighted average Development Yield (as defined in the Supplemental Appendix on page 73) of 5.2% and stabilized four projects totaling approximately $794.8 million of development costs at a weighted average Development Yield of 5.2%.

•

Issued (i) $500 million in 10-year unsecured debt with a 3.5% coupon at the lowest 10-year benchmark credit spread in REIT history and (ii) $400 million in 10-year unsecured debt with a 4.15% coupon, the first “green” bond issuance from an apartment REIT.

•

Were named the 2018 Global Residential Listed Sector Leader in ESG by GRESB and received the 2018 Residential Leader in the Light award from Nareit, in recognition of our industry-leading efforts in ESG.

•	Won a Glassdoor Employees’ Choice Award, honoring the Best Places to Work in 2019.

(1)

For additional details/definitions of Same Store Net Operating Income and Normalized FFO, including reconciliations of EPS to FFO per share and Normalized FFO per share, see the Supplemental Appendix on pages 73 and 74.

(2)

Customer Loyalty Scores are calculated by the Company using a “net promoter methodology,” a widely-used method to gauge customer satisfaction. The Company believes higher Customer Loyalty Scores lead to increased resident retention and stronger renewal rates. “Highest resident retention rate” is reflective of the Company’s 2018 performance regarding Same Store Turnover. See the Supplemental Appendix on page 74 for further information.

Annual Incentive Plan – Goals

The Compensation Committee established the following Annual Incentive Plan Performance Goals, with the following relative weightings, for 2018:

CEO PERFORMANCE GOALS	OTHER EXECUTIVES’ PERFORMANCE GOALS

2018 Annual Incentive Plan Goals

	CEO	Other Executives

Corporate Goals

● Annual Growth in Same Store Net Operating Income	20%	15%

● Normalized Funds from Operations per Share	20%	15%

● Leadership/Employee Engagement	15%	10%

● Normalized G&A and Property Management Costs	10%	10%

● Lease-Up Net Operating Income	10%	10%

Business Unit Goals	0%	30%

Individual Goals	25%	10%

Total:	100%	100%

Annual Incentive Plan – Corporate Goal Results

Corporate Goal #1: Annual Growth in Same Store Net Operating Income

Threshold – 50%	Target – 100%	Maximum – 200%	2018 Results	% of Target Achieved
0.0%	0.75%	1.5%	1.7%	200%

Why is this metric important? The Company’s primary financial measure for evaluating the operating performance of its apartment properties is Net Operating Income (“NOI”), which represents rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment properties. Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment properties over the periods being compared) helps investors compare the Company’s operating results to the market place.

Target: The 2018 Target for Corporate Goal #1 was for the Company to achieve 2018-over-2017 Same Store NOI growth of 0.75%.

Performance: Actual year-over-year Same Store NOI growth in 2018 was 1.7%, resulting in an achievement of 200% of Target, reflecting outperformance in relation to the Company’s initial expectations, despite ongoing supply concerns in our urban markets. Continued high demand for our apartments and a focus on customer service, renewal rate gains and resident retention supported the Company’s efforts in the face of supply headwinds. The Company’s achievement of the lowest Same Store Turnover in its history and a 10% improvement in Customer Loyalty Scores as described on page 32 were major contributors to the Company’s outperformance on this metric, as was our achievement of successful real estate tax appeals that exceeded our original expectations.

Corporate Goal #2: Normalized Funds from Operations per Share

Threshold – 50%	Target – 100%	Maximum – 200%	2018 Results	% of Target Achieved
$3.17	$3.22	$3.27	$3.25	160%

Why is this metric important? Funds from Operations (“FFO”) is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate. The Company uses “Normalized FFO,” which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Target: The 2018 Target for Corporate Goal #2 was for the Company to achieve Normalized FFO of $3.22 per share. The Target level was equal to the midpoint of the Company’s range for Normalized FFO expectations for the year, as announced on January 30, 2018.

Performance: Actual Normalized FFO for 2018 was $3.25 per share, resulting in an achievement of 160% of Target. The Company’s generation of $3.25 in Normalized FFO per share significantly outperformed the Target as a result of the higher than expected Same Store NOI growth previously described.

Corporate Goal #3: Leadership/Employee Engagement

Threshold – 50%	Target – 100%	Maximum – 200%	2018 Results	% of Target Achieved
80%	82%	84%	81%	75%

Why is this metric important? It is a core managerial principle that one of the strongest competitive advantages a company can have is an engaged and committed workforce. One way the Company measures the effectiveness of its executives’ leadership is by assessing objective data relating to employee engagement through an annual third-party anonymous survey of our workforce.

Target: The 2018 Target for Corporate Goal #3 was for the Company to achieve an employee engagement score of 82%.

Performance: Actual scoring in 2018 was an 81% engagement score, resulting in an achievement of 75% of Target. Performance on this metric was below Target, indicating the need for the Company to continue a concerted effort led by executive management to improve engagement by: enhancing employee recognition; improving company-wide communication; and enhancing career development opportunities. It is notable that an engagement score of 81% is above the 71% average score for companies with 5,000 or fewer employees as calculated by the survey provider Quantum Workplace, a nationally-recognized third-party surveyor of corporate employee engagement. In addition, the Company won a Glassdoor Employees’ Choice Award, honoring the Best Places to Work in 2019, ranking 43rd in the large company category.

Corporate Goal #4: Normalized G&A and Property Management Costs

Threshold – 50%	Target – 100%	Maximum – 200%	2018 Results	% of Target Achieved
$147.0M	$143.5M	$140.0M	$143.5M	100%

Why is this metric important? The Company believes that looking at general and administrative (“G&A”) and property management costs enables investors to analyze the efficiency of the Company’s stewardship of its capital. This metric, which the Company normalizes to exclude certain non-comparable or duplicative charges (such as costs relating to accounting rule changes), includes the personnel and other overhead costs incurred by the Company to generally manage its operations, investments, finance and legal activities. The Company monitors this metric carefully as it is a measure of efficiency in managing its business.

Target: The 2018 Target for Corporate Goal #4 was for the Company to limit its normalized G&A and property management costs to $143.5 million.

Performance: Actual G&A and property management costs totaled $143.5 million, resulting in an achievement of 100% of Target. Executive management’s focused approach on overhead, including managing wage pressure at our corporate offices for our highly skilled professionals along with continued efficiency and staffing optimization, resulted in overhead expense in line with original expectations.

Corporate Goal #5: Lease-Up Net Operating Income (“Lease-Up NOI”)

Threshold – 50%	Target – 100%	Maximum – 200%	2018 Results	% of Target Achieved
$65.5M	$71.0M	$76.5M	$71.2M	103%

Why is this metric important? As previously noted, Normalized FFO growth is a vital focus of the

Company’s efforts, and maximizing the contribution to Normalized FFO from newly completed assets in lease-up is critical. In 2018, NOI from development properties in lease-up was a material contributor to the Company’s Normalized FFO results.

Target: The 2018 Target for Corporate Goal #5 was for the Company to achieve Lease-Up NOI of $71.0 million. “Lease-Up NOI” is defined as 2018 NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) as of January 1, 2017 and therefore were not included in the Company’s 2018 annual same store results.

Performance: Actual Lease-Up NOI was $71.2 million, resulting in an achievement of 103% of Target. Strong absorption of the Company’s new developments primarily located in San Francisco, Seattle and Washington, D.C. drove this performance.

Annual Incentive Plan – Performance of the Chief Executive Officer

To determine the amounts of Mr. Neithercut’s 2018 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned a score to his individual goals. The independent trustees of the Board then approved such calculations, scores and overall compensation.

Mr. Neithercut’s individual goals for 2018, which were assigned by the Compensation Committee, included strategic initiatives, industry leadership and reputation, investor perception and understanding, leadership development and execution of succession plans, as well as ESG initiatives.

In reviewing Mr. Neithercut’s performance on his individual goals, the Compensation Committee noted the following:

•	The successful transition of his President and CEO roles to Mr. Parrell;
•	The successful succession of the CFO and COO roles and responsibilities;
•	Leadership in the multifamily industry’s successful campaign to educate the public regarding the negative effects of rent control efforts in California where the Company generates 47% of its NOI;
•	The Company winning a Glassdoor Employees’ Choice Award, honoring the Best Places to Work in 2019, ranking 43rd in the large company category;
•	Receiving a CEO rating on Glassdoor of 97%, the highest among multifamily CEOs;
•	Receiving the Nareit 2018 Industry Leadership Award; and
•	Leading the Company’s re-entry into the Denver market.

As a result of the Company’s performance and Mr. Neithercut’s contributions in 2018, he received a score of 138.10% of target on the Corporate Goals and a score of 200% of target on his individual goals, resulting in an overall weighted achievement of 153.55% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Performance of the Other NEOs

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other NEOs, the Compensation Committee calculated results on the Corporate Goals, and Messrs. Neithercut and Parrell (for Mr. Parrell, except as to his own performance), in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and individual goals for the year and then assigned scores to such goals.

Mark	J. Parrell – Executive Vice President and Chief Financial Officer (January 1, 2018-September 4, 2018); President (September 4, 2018-December 31, 2018).

Robert	A. Garechana – Senior Vice President and Treasurer (January 1, 2018-September 4, 2018); Executive Vice President and Chief Financial Officer (September 4, 2018-December 31, 2018).

The Business Unit Goals for Messrs. Parrell and Garechana while serving in their role as Chief Financial Officer included appropriately managing the Company’s finance and accounting functions, which include: liquidity, capital planning, financial planning and budgeting, and overseeing the preparation of the Company’s financial statements and SEC filings. They were also responsible for the oversight of the Company’s treasury, income tax and investor relations departments and capital market execution, as well as ESG initiatives. Their goals also included leadership development and execution of succession plans, including the transition of the Chief Financial Officer role from Mr. Parrell to Mr. Garechana.

Their key accomplishments in 2018 included:

•	The successful transition of the CFO role and responsibilities from Mr. Parrell to Mr. Garechana;
•

The completion of the following issuances: (i) $500 million in 10-year unsecured debt with a 3.5% coupon at the lowest 10-year benchmark credit spread in REIT history, (ii) $400 million in 10-year unsecured debt with a 4.15% coupon, the first “green” bond issuance from an apartment REIT and (iii) a first-of-its-kind in the REIT industry tax-exempt floating-rate debt completed at a rate substantially below similar risk alternatives;

•	Improving financial planning and budgeting efficiency through deployment of new business intelligence tools and identifying cash flow optimization opportunities; and
•	Managing refinance risks against rising interest rates with $500 million in attractively-priced forward-starting swaps.

In addition to the above, in his role as President following Mr. Garechana’s succession to Chief Financial Officer, Mr. Parrell’s primary responsibility was his successful transition into the Chief Executive Officer role, including strategic planning, leadership development and organizational structuring.

As a result of the Company’s performance and Mr. Parrell’s contributions in 2018, he received a score of 136.30% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 200% of target on his individual goals, resulting in an overall weighted achievement of 131.80% of target on his Performance Bonus and his Performance Equity Grant.

As a result of the Company’s performance and Mr. Garechana’s contributions in 2018, he received a score of 136.30% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 126.80% of target on his Performance Bonus and his Performance Equity Grant.

David S. Santee – Executive Vice President and Chief Operating Officer (January 1, 2018-June 30, 2018); Executive Vice President – Property Operations (July 1, 2018-December 31, 2018).

Michael L. Manelis – Executive Vice President – Property Operations (January 1, 2018-June 30, 2018); Executive Vice President and Chief Operating Officer (July 1, 2018-December 31, 2018).

The Business Unit Goals for Messrs. Santee and Manelis while serving in their role as Chief Operating Officer included new store and same store revenue and NOI performance, lease-up of development projects, IT initiatives, customer loyalty and marketing objectives, as well as ESG initiatives. Their goals also included succession management relating to the mid-year transition of the Chief Operating Officer role to Mr. Manelis.

Their key accomplishments in 2018 included:

•

Successfully leading the Company’s property operations teams, which were responsible for the Company’s recognition of approximately $2.6 billion in total revenues, a 1.7% growth in Same Store NOI year-over-year and $71.2 million in Lease-Up NOI;

•

A 10% improvement from the prior year in the Company’s Customer Loyalty Scores resulting from a relentless focus on customer satisfaction. This improvement in customer loyalty helped lead to the highest resident retention rate in Company history, a key driver of the renewal increases that led to outperforming the Company’s revenue-related goals;

•	Development and deployment of an improved mobile device resident application and other online initiatives; and
•	Significantly improving employee engagement scores in the property management leadership ranks.

Mr. Manelis’ achievement of same store revenue increase outperformance and improvement in employee engagement throughout the year, while assuming his new role and undertaking strategic planning and organizational development, was particularly notable.

As a result of the Company’s performance and Mr. Santee’s contributions in 2018, he received a score of 136.30% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 100% of target on his individual goals, resulting in an overall weighted achievement of 121.80% of target on his Performance Bonus and his Performance Equity Grant.

As a result of the Company’s performance and Mr. Manelis’ contributions in 2018, he received a score of 136.30% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 200% of target on his individual goals, resulting in an overall weighted achievement of 131.80% of target on his Performance Bonus and his Performance Equity Grant.

Alan W. George – Executive Vice President and Chief Investment Officer.

Mr. George’s Business Unit Goals included the achievement of strategic transaction goals, new store performance, the achievement of sustainability, renovation and capital expenditure metrics, as well as other ESG initiatives. His goals also included leadership development and succession planning for the investments team.

Mr. George’s key accomplishments in 2018 included:

•

Outperforming expectations by acquiring $700 million in assets in highly-desirable locations, including a re-entry into the Denver market, at an Acquisition Cap Rate (as defined in the Supplemental Appendix on page 73) 30 basis points accretive versus the Disposition Yield (as defined in the Supplemental Appendix on page 73) for the $700 million in less desirable properties sold during 2018;

•	Leading the Company’s successful efforts as part of a multifamily industry coalition in California to educate the public regarding the negative effects of rent control;
•

Significantly reduced year-over-year growth in real estate tax expense by focusing disposition activity on assets with expiring abatements, as well as by achieving outperformance on real estate tax appeals; and

•

Being primarily responsible for the Company’s industry-leading efforts in ESG, which included receiving GRESB recognition as a sector leader for the fifth consecutive year and Nareit recognition as a sector leader for the third consecutive year.

As a result of the Company’s performance and Mr. George’s contributions in 2018, he received a score of 136.30% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 126.80% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Actual Performance Bonuses and Performance Equity Grants

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in December 2017 and the actual awards made in February 2019 with respect to performance under the Annual Incentive Plan in 2018 for each of the NEOs.

	Target Performance Bonus	% of Target Achieved	Actual Performance Bonus	Target Performance Equity Grant	% of Target Achieved	Actual Performance Equity Grant
D. Neithercut	$1,800,000	153.55%	$2,763,900	$1,800,000	153.55%	$2,763,900
M. Parrell	1,050,000	131.80%	1,383,900	1,050,000	131.80%	1,383,900
D. Santee	900,000	121.80%	1,096,200	900,000	121.80%	1,096,200
A. George	900,000	126.80%	1,141,200	900,000	126.80%	1,141,200
M. Manelis	550,000	131.80%	724,900	550,000	131.80%	724,900
R. Garechana	425,000	126.80%	538,900	425,000	126.80%	538,900

Long-Term Incentive Plan

As described above, LTI Awards were awarded in January 2018 to each of the NEOs who reported directly to the Chief Executive Officer as of January 1, 2018, at the target dollar amounts shown on page 30, covering the three-year performance period from January 1, 2018 through December 31, 2020, with the pre-established quantitative performance metrics and potential payout levels described on page 29. These LTI Awards remain subject to settlement after the end of the three-year performance period.

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company.

Final Results of the 2016-2018 LTI Plan – Alignment of Pay and Performance

In January 2016, the Company issued LTI Awards under its 2016 Executive Compensation Program which allowed each executive to earn from 0% to 200% of a target number of Share Awards as determined by the Company’s relative and absolute TSR covering a forward-looking three-year performance period compared to pre-established quantitative performance metrics. The following tables show the performance metrics and ultimate 30.04% achievement for the LTI Awards at the completion of the three-year performance period from January 1, 2016 through December 31, 2018 and the resulting Share Awards:

Determination of Performance of Company TSR against Performance Metrics

		2016-2018 Performance Level
% of Award	Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs Target	% of Award Achievement
50%	Percentile ranking of Company relative to Nareit Apartment Index	25%	50%	80%	0.00%	0.00% of Target	0.00%
25%	Percentile ranking of Company relative to Nareit Equity Index	25%	50%	80%	35.07%	70.15% of Target	17.54%
25%	Absolute Company TSR	4%	8%	12%	4.00%	50.00% of Target	12.50%
	TOTAL % OF TARGET ACHIEVED:						30.04%

Determination of Resulting Share Awards

The following table sets forth the Share Awards for each grantee resulting from the 30.04% achieved as shown above.

	Target Number of Share Awards	Target Value of Share Awards on 1/1/16 Award Date	Resulting Number of Share Awards	Value of Resulting Number of Share Awards (1)

D. Neithercut	40,650	$3,600,000	12,211	$1,081,406

M. Parrell	13,690	1,200,000	4,112	360,417

D. Santee	13,690	1,200,000	4,112	360,417

A. George	13,690	1,200,000	4,112	360,417

M. Manelis (2)	—	—	—	—

R. Garechana (2)	—	—	—	—

(1)

The value of the Share Awards is calculated by multiplying the resulting number of Share Awards by the original grant date fair valuation of $87.65 for restricted shares or $88.56 for restricted units.

(2)	Messrs. Manelis and Garechana were not eligible to receive LTI Awards at the time of their grant on January 1, 2016.

2016 Actual Compensation – Annual Incentive Plan and LTI Plan

With the determination of the 2016-2018 LTI Awards now final as shown above, we can provide shareholders with a complete picture of actual NEO compensation achieved for service in the year 2016 in relation to target, clearly illustrating the variability of compensation and link between pay and performance:

	Annual Salary	Annual Incentive Plan	LTI Plan (1)	Total Achieved Compensation	Target Compensation	% of Target Achieved

D. Neithercut	$900,000	$2,784,590	$1,081,406	$4,765,996	$8,100,000	59%

M. Parrell	600,000	1,043,997	360,417	2,004,414	3,000,000	67%

D. Santee	600,000	1,043,973	360,417	2,004,390	3,000,000	67%

A. George	600,000	1,043,997	360,417	2,004,414	3,000,000	67%

(1)	The value of the LTI Plan awards is calculated by multiplying the resulting number of Share Awards by the original grant date valuation.

Messrs. Garechana and Manelis were not NEOs in 2016 and thus have been omitted from the table above.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally recognized independent compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs. The Compensation Committee used this information as context for decisions about compensation practices and about pay levels for the executives.

PEER GROUP

1.   Simon Property Group, Inc.

2.   American Tower Corporation

3.   ProLogis, Inc.

4.   Equinix, Inc.

5.   Public Storage

6.   Welltower Inc.

7.   GGP Inc.

8.   Boston Properties, Inc.

9.   Digital Realty Trust, Inc.

Equity Residential

10.   Ventas, Inc.

11.   AvalonBay Communities, Inc.

12.   Vornado Realty Trust

13.   Essex Property Trust, Inc.

14.   Invitation Homes Inc.

15.   Host Hotels & Resorts, Inc.

16.   Mid-America Apartment Communities, Inc.

17.   Macerich Company

18.   UDR, Inc.

The 2018 peer group consisted of 18 other public REITs across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, healthcare, and specialty). These peer group companies have been selected primarily based on having a similar size to Equity Residential (all are S&P 500 companies with a minimum level of total capitalization of $10 billion). The REITs included in this peer group are shown as ranked by the enterprise value used in the FPL analysis.

FPL analyzed the level of compensation provided to the Company’s top five highest paid executives on a single year basis as it related to both enterprise value and market capitalization (at December 31, 2017), finding that the Company ranked at approximately the 49th percentile in relation to enterprise value (10th largest by size) and the 64th percentile in relation to equity market capitalization (8th largest by size).

FPL also compared the individual components and total compensation of the Company’s executives to the fiscal year 2017 earned compensation and the 2018 target level of compensation of executives in comparable positions within the peer group. The tables provided to the Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices. FPL found that total compensation for the Company’s top five highest paid executives for the fiscal year 2017 earned compensation and the 2018 target level of compensation generally fell in line with the 35th percentile and the 22nd percentile, respectively, of the peer group.

To maintain the independence of the firm’s advice, FPL did not provide any services for the Company other than those described here. In 2018, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest on the part of FPL was identified.

Compensation Clawback Policy

In March 2019, the Board adopted a formal executive compensation clawback policy. If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement, other than due to a change in applicable accounting methods, rules or interpretations, the result of which is that any performance-based compensation received by an executive during the three-year period preceding the publication of the restated financial statement (the “Awarded Compensation”) would have been lower (the “Actual Compensation”) had it been calculated based on such restated results, the Compensation Committee may seek to recover for the benefit of the Company all or a portion of the after-tax difference between the Awarded Compensation and the Actual Compensation. The policy is available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance.”

Following the SEC’s adoption of final rules regarding executive recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company will amend its clawback policy, if necessary, to conform with the final rules.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

Charles L. Atwood

Bradley A. Keywell

Mark S. Shapiro

Stephen E. Sterrett

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our NEOs during the years shown.

Summary Compensation Table

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation

David J. Neithercut (4) President & Chief Executive Officer
2018	$900,000	$7,263,863	$2,664,900	$0	$175,967	$11,004,730
2017	900,000	3,599,985	4,057,195	0	11,533	8,568,713
2016	900,000	6,370,243	1,392,295	0	11,166	8,673,704

Mark J. Parrell (5) Executive Vice President & Chief Financial Officer
2018	$630,770	$1,199,962	$817,796	$1,383,900	$15,143	$4,047,571
2017	600,000	1,772,376	521,997	245,340	8,100	3,147,813
2016	600,000	2,056,670	0	522,000	7,950	3,186,620

David S. Santee (6) Executive Vice President & Chief Operating Officer
2018	$600,000	$2,077,703	$0	$1,096,200	$8,250	$3,782,153
2017	600,000	1,721,944	0	877,800	8,100	3,207,844
2016	600,000	2,056,670	0	522,000	7,950	3,186,620

Alan W. George Executive Vice President & Chief Investment Officer
2018	$600,000	$1,408,126	$624,631	$1,141,200	$23,037	$3,796,994
2017	600,000	1,199,971	521,997	832,800	11,548	3,166,316
2016	600,000	2,101,669	0	522,000	16,702	3,240,371

Michael L. Manelis (7) Executive Vice President & Chief Operating Officer
2018	$521,154	$239,990	$160,005	$724,900	$8,250	$1,654,299
2017	—	—	—	—	—	—
2016	—	—	—	—	—	—

Robert A. Garechana (8) Executive Vice President & Chief Financial Officer
2018	$394,970	$168,743	$56,248	$538,900	$8,250	$1,167,111
2017	—	—	—	—	—	—
2016	—	—	—	—	—	—

(1)	Share Awards and Option Awards.

(a)

Annual Incentive Plan and LTI Awards. The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the target grant date fair value of the LTI Awards granted under the LTI Plan during the listed years and which are settled at the end of the applicable three-year performance period. As further described in the CD&A, the actual amounts paid out at the end of the respective three-year performance periods may range from 0% to 200% of the target number of LTI Awards. The settlement of the awards under the 2016 LTI Plan is described on page 40 of the CD&A. The grant date fair value of the 2018 LTI Awards, if earned at the 200% maximum level, for each of the NEOs is: $8,999,966 for Mr. Neithercut; and $2,399,924 for each of Messrs. Parrell, Santee and George. Messrs. Manelis and Garechana were not eligible to receive LTI Awards on January 1, 2018. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2018, 2017 and 2016.

(b)

Performance Bonuses Paid in the form of Share Awards or Option Awards. Officers are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units or fully vested options as an alternative to cash. The 2016 and 2017 Performance Bonuses for Mr. Neithercut were paid in the form of fully vested options and are included in the Option Awards column. 70% of the 2017 Performance Bonus for Mr. Parrell, and all of the 2018 Performance Bonus for Mr. Neithercut, were paid in the form of fully vested restricted units and are included in the Share Awards column. All fully vested restricted units and fully vested options paid as all or a portion of a Performance Bonus are shown in the year in which the services were performed, even though paid in February of the following year. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2018, 2017 and 2016.

(2)

Non-Equity Incentive Plan Compensation. Represents discretionary cash performance bonuses by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2018, 2017 and 2016 consist of Performance Bonuses paid in February 2019, 2018 and 2017, respectively. Any Performance Bonuses paid in the form of fully vested restricted units or fully vested options as an alternative to cash are included in the amounts shown in the Share Awards and Option Awards columns.

(3)

All Other Compensation. Represents other benefits provided to the NEOs, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals. For Mr. Neithercut, it includes the cash surrender value of a split dollar life insurance policy in an amount equal to $164,048 that vested upon his retirement on December 31, 2018.

(4)	Mr. Neithercut resigned as President on September 4, 2018 and retired as Chief Executive Officer on December 31, 2018.

(5)

Mr. Parrell resigned as Executive Vice President and Chief Financial Officer on September 4, 2018, and was appointed President on September 4, 2018. Mr. Parrell was appointed Chief Executive Officer on January 1, 2019. Mr. Parrell’s reported salary for 2018 reflects a combination of his salary from his 2018 positions.

(6)	Mr. Santee resigned as Chief Operating Officer on June 30, 2018 and transitioned to the role of Executive Vice President – Property Operations. Mr. Santee retired on December 31, 2018.

(7)

Mr. Manelis was appointed as Chief Operating Officer on July 1, 2018. Mr. Manelis’ reported salary reflects a combination of his salary from his 2018 positions. Mr. Manelis’ compensation is not disclosed for years prior to the year in which he became a NEO.

(8)

Mr. Garechana was appointed as Executive Vice President and Chief Financial Officer on September 4, 2018. Mr. Garechana’s reported salary reflects a combination of his salary from his 2018 positions. Mr. Garechana’s compensation is not disclosed for years prior to the year in which he became a NEO.

Grants of Plan-Based Awards in 2018

The following table shows the number of Share Awards, Option Awards and LTI Awards granted to the NEOs in the calendar year 2018.

		Number of	Number of	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)			Grant Date
		Share	Option				Fair Value
		Awards	Awards	Threshold	Target	Maximum	of Awards
	Grant Date	Granted (1)	Granted (1)	(#)	(#)	(#)	(3)

D. Neithercut	1/1/18	—	—	36,173	72,347	144,694	$4,499,983
	2/1/18	—	866,634		—		5,329,800
M. Parrell	1/1/18	—	—	9,646	19,292	38,584	1,199,962
	2/1/18	10,314	132,975		—		1,390,223
D. Santee	1/1/18	—	—	9,646	19,292	38,584	1,199,962
	2/1/18	14,549	—		—		877,741
A. George	1/1/18	—	—	9,646	19,292	38,584	1,199,962
	2/1/18	3,539	101,566		—		832,795
M. Manelis	1/1/18	—	—		—		—
	2/1/18	4,012	26,017		—		399,995
R. Garechana	1/1/18	—	—		—		—
	2/1/18	2,797	9,146		—		224,991

(1)

Represents the February 2018 grant of Share Awards and Option Awards (including options taken as a portion or all of a Performance Bonus) for services performed in 2017 which were approved by the Board on January 23, 2018. The Share Awards vest in full on the third anniversary of the grant date, subject to continuous employment and retirement provisions, except for the 10,314 restricted units granted to Mr. Parrell as a Performance Bonus, which vested upon grant. The Option Awards were granted at an exercise price of $60.33, the closing price of the common shares on the grant date, and vest in equal installments over three years, except for the 433,317 options granted to Mr. Neithercut as a Performance Bonus, which vested upon grant.

(2)

Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on December 19, 2017 and granted in January 2018 for the 2018-2020 performance period. The target number of LTI Awards is derived by dividing the grant date fair value of such awards ($4,499,983 for Mr. Neithercut; and $1,199,962 for Messrs. Parrell, Santee and George) by the Monte Carlo value as of the date of the award of $62.20 per restricted unit. For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see the CD&A.

(3)

The grant date fair value of the Share Awards was calculated based on a price of (i) $58.82 per restricted unit, a 2.5% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk, except for the 10,314 restricted units granted to Mr. Parrell as a Performance Bonus, which was calculated based on a price of $55.50 per restricted unit, an 8.0% reduction to the closing price of the Company’s common shares on the grant date to take into account the risks described above plus non-marketability risk, and (ii) $60.33 per restricted share, the closing price of the common shares on the grant date. The grant date fair value of the LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $62.20 per restricted unit. See footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2018 for a discussion of the assumptions used in calculating grant date fair value of the Option Awards.

Outstanding Equity Awards at December 31, 2018

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards Exercisable Unexercisable		Option Exercise Price	Option Expiration Date (1)	Number of Earned/ Unvested Share Awards (2)	Market Value of Earned/ Unvested Share Awards (3)	Number of Unearned/ Unvested LTI Awards (4)	Market Value of Unearned/ Unvested LTI Awards (5)
D. Neithercut
186,353	—	$28.10	02/05/20	—	—	202,229	$13,349,136
200,988	—	45.78	02/07/21	—	—	—	—
510,633	—	45.28	09/23/21	—	—	—	—
276,125	—	51.34	02/03/22	—	—	—	—
169,473	—	46.72	02/07/23	—	—	—	—
136,564	—	48.13	02/06/24	—	—	—	—
475,186	—	60.76	02/02/27	—	—	—	—
866,634	—	60.33	02/01/28	—	—	—	—
M. Parrell
29,692	59,386	60.76	02/02/27	11,233	$741,490	58,785	3,880,398
—	132,975	60.33	02/01/28	—	—	—	—
D. Santee
—	—	—	—	34,638	2,286,454	58,407	3,855,446
A. George
38,993	—	48.13	02/06/24	15,362	1,014,046	58,407	3,855,446
29,692	59,386	60.76	02/02/27	—	—	—	—
—	101,566	60.33	02/01/28	—	—	—	—
M. Manelis
1,075	—	48.13	02/06/24	9,278	612,441	—	—
5,867	21,335	60.76	02/02/27	—	—	—	—
—	26,017	60.33	02/01/28	—	—	—	—
R. Garechana
4,974	—	46.72	02/07/23	7,645	504,646	—	—
3,032	—	48.06	03/14/23	—	—	—	—
2,128	—	48.13	02/06/24	—	—	—	—
2,735	—	68.40	02/05/25	—	—	—	—
3,252	1,627	64.99	02/04/26	—	—	—	—
3,139	6,280	60.76	02/02/27	—	—	—	—
—	9,146	60.33	02/01/28	—	—	—	—

(1)

These Option Awards, which were granted 10 years prior to the stated expiration date, vest in equal installments over three years from the grant date (subject to continuous employment/retirement provisions), other than 3,200 options granted to Mr. Manelis as a Performance Bonus, which vested upon grant. Also, all Option Awards granted to Mr. Neithercut which otherwise had not yet vested, vested in full upon his retirement on December 31, 2018.

(2)	These Share Awards vest in full on the third anniversary of the grant date (subject to continuous employment/ retirement provisions).

(3)	Reflects the number of earned/unvested Share Awards multiplied by $66.01, the closing price of the Company’s common shares at December 31, 2018.

(4)

Reflects the number of LTI Awards (which are payable in the form of Share Awards and cliff vest three years from the grant date, subject to continuous employment/retirement provisions) granted in (i) January 2016, valued at 30.04% of the target grant, the actual achievement of the 2016 LTI Plan at the end of the three-year performance period at December 31, 2018, as further described on page 40 of the CD&A, (ii) January 2017, valued at approximately 115.99% of the target grant, assuming the three-year performance period from 2017-2019 had terminated and been valued as of December 31, 2018, and (iii) January 2018, valued at approximately 179.64% of the target grant, assuming the three-year performance period from 2018-2020 had terminated and been valued as of December 31, 2018. The actual number of Share Awards issued will not be determined until the end of the respective three-year performance period.

(5)	Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $66.01, the closing price of the Company’s common shares at December 31, 2018.

Option Exercises and Shares Vested During 2018

The following table shows the value realized by the NEOs upon exercise of Option Awards and the vesting of Share Awards during 2018.

	Option Awards		Share Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
D. Neithercut	169,562	$7,776,748	112,092	$6,796,064
M. Parrell	37,294	673,709	29,427	1,731,753
D. Santee	—	—	20,683 (3)	1,200,648
A. George	47,916	1,065,325	20,383	1,183,233
M. Manelis	8,000	72,080	3,297	191,391
R. Garechana	—	—	1,191	69,138

(1)	In the case of cashless exercises of Option Awards, value was calculated based on the sales price of common shares sold concurrently at the time of each exercise.

(2)

Reflects the vesting of Share Awards granted in 2015 for services performed in 2014, Share Awards granted to Mr. Neithercut in 2016 (which vested upon his retirement on December 31, 2018) and LTI Awards granted under the 2015 LTI Plan, including in each case restricted units that vested during 2018 but whose capital accounts had not yet reached a specified target for federal income tax purposes and thus had not been converted to OP Units that are eligible to be exchanged for common shares. For Mr. Parrell, the number of Share Awards also includes restricted units granted on February 1, 2018 in lieu of cash as a Performance Bonus for services performed in 2017 that vested in full on the grant date but remain subject to a two-year hold restriction.

(3)	Includes 650 common shares that Mr. Santee deferred to the SERP.

Pension Benefits

The Company does not have a pension plan for its executives and therefore, there are no pension benefits to disclose.

Nonqualified Deferred Compensation

The following table shows the current value of the compensation previously earned and deferred by the NEOs to the Company’s employee-funded SERP during 2018. As the Company does not make contributions to the SERP and does not guarantee any investment return, the balances shown are comprised entirely of contributions made by the NEOs from their salary, Performance Bonus or Performance Equity Grants for prior years and the earnings on those amounts.

	Executive Contributions in 2018 (1)	Company Contributions in 2018	Earnings (Losses) in 2018	Withdrawals in 2018	Balance at December 31, 2018 (2)
D. Neithercut	$0	$0	$(2,334,286)	$0	$23,637,182
M. Parrell	366,177	0	(426,698)	0	5,221,995
D. Santee	848,582	0	(137,717)	0	4,953,029
A. George	802,985	0	(268,880)	0	4,713,932
M. Manelis	20,000	0	(94,817)	0	1,292,987
R. Garechana	129,184	0	(16,825)	0	333,529

(1)

All amounts contributed by a NEO in 2018 have been included as Salary or Share Awards in 2018 or Non-Equity Incentive Plan Compensation (i.e., Performance Bonus) for service in 2017 in the Summary Compensation Table, except as follows: (i) for Mr. Santee, $37,733 of his contributions are from the deferral of 650 common shares awarded in the settlement of the 2015 LTI Plan, the target amount of which was included in Share Awards in 2015, (ii) none of Mr. Manelis’ contributions are included in the Summary Compensation Table since they are for services provided in 2017 prior to becoming a NEO and (iii) for Mr. Garechana, $15,799 of his contributions are included in the Summary Compensation Table for his Salary in 2018 (the remainder being for services provided in 2017 prior to becoming a NEO). In addition, due to timing considerations, salary contributed from the final 2017 pay period has been included as contributions in 2018.

(2)

All amounts contributed by a NEO in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he was a NEO in such year for purposes of the SEC’s executive compensation disclosure rules.

The SERP allows all Company employees with annual total cash compensation of $120,000 ($125,000 for 2019) or more to defer receipt of up to 25% of their base salary and up to 100% of their cash Performance Bonus and incentive compensation. Any of this deferred cash compensation is deposited by the Company directly with the independent trustee of the SERP, and invested, at the option of the participant, in a limited number of independent mutual funds. The SERP also allows the same eligible employees to defer receipt of restricted shares. Deferral elections are generally made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the SERP will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or, in some cases, a one-time distribution at or after age 50.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control/Severance Agreements

The Company has Change in Control/Severance Agreements (the “CIC Agreements”) with Messrs. Parrell, George, Manelis and Garechana that entitle them to receive certain severance payments upon termination of employment following a Change in Control. The Company had CIC Agreements with Messrs. Neithercut and Santee until their retirement on December 31, 2018, on the same terms as summarized below for Messrs. Parrell and George (except that Mr. Santee’s multiple was 2.0 for purposes of the below discussion).

The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that Mr. Parrell or Mr. George is dismissed without Cause or resigns for Good Reason (all such terms are defined in the CIC Agreements) during the three-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and an incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the average of the executive’s annual Performance Bonus for the last three calendar years. In the event that Mr. Manelis or Mr. Garechana is dismissed without Cause or resigns for Good Reason during the two-year period following a Change in Control, such executive will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a 2.25 multiple of the executive’s annual base salary plus the executive’s target annual Performance Bonus and target Performance Equity Grant.

Each NEO is also entitled to continued medical, dental, life and disability benefits for 2.25 years. If any payments made to Messrs. Parrell or George would result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“IRC”), the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.

If any payments or benefits received or to be received by Messrs. Manelis or Garechana would subject the executive to the excise tax imposed by the IRC, the executive’s payments and benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction of pay or benefits would result in a greater net after-tax amount for the executive. If not, the executive’s payments and benefits would be subject to excise tax. This provision is commonly referred to as a “modified cutback.”

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than 30 days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s primary office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each NEO under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2018. Note that Messrs. Neithercut and Santee are excluded from the Change in Control scenario since they retired on December 31, 2018, and the retirement scenario reflects actual amounts received by them following retirement.

Event	D. Neithercut	M. Parrell	D. Santee	A. George	M. Manelis	R. Garechana
Change in Control with termination without Cause:
• Cash Severance (1)	—	$3,222,450	—	$3,042,450	$3,825,000	$3,037,500
• Accrued Bonus and LTC (2)	—	2,100,000	—	1,800,000	1,100,000	850,000
• Healthcare Benefits (3)	—	55,465	—	440,443	51,777	19,131
• Excise Tax Gross-Up (4)	—	3,870,008	—	—	—	—

Total:	—	$9,247,923	—	$5,282,893	$4,976,777	$3,906,631

Change in Control without termination; Death or Disability; Voluntary Resignation; Termination for Cause:
• Cash Severance	—	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—	—
• Healthcare Benefits	—	—	—	—	—	—
• Excise Tax Gross-Up	—	—	—	—	—	—

Total:	—	—	—	—	—	—

Retirement:
• Cash Severance	—	—	—	—	—	—
• Accrued Bonus and LTC (5)	$5,527,760	—	$2,192,400	—	—	—
• Healthcare Benefits (6)	413,182	—	—	—	—	—
• Life Insurance Benefits (7)	164,048	—	—	—	—	—

Total:	$6,104,990	—	$2,192,400	—	—	—

(1)

The cash severance due Messrs. Parrell and George is 2.25 times the sum of base salary and average Performance Bonus paid in the last three calendar years. The cash severance due Messrs. Manelis and Garechana is 2.25 times the sum of base salary, target Performance Bonus and target Performance Equity Grant.

(2)

Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for services performed in 2018, which otherwise would have been paid in 2019.

(3)

Represents the cost of the continuation of healthcare benefits for the applicable time periods described above. For Mr. George, who was eligible for retirement under the Rule of 70 (defined below), this amount reflects the additional healthcare benefits described below in “Other Retirement Agreements.”

(4)

Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain Change in Control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s Form W-2 compensation. The Company has agreed to reimburse Messrs. Parrell and George pursuant to the CIC Agreements for those excise taxes as well as any income and excise taxes payable by them as a result of any reimbursements for such taxes. The Company will not enter into any new agreements with its executives that include excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009. The amounts shown take into account acceleration of unvested equity awards disclosed below.

(5)

Represents the Performance Bonus and Performance Equity Grant of Share Awards under the Annual Incentive Plan for services performed in 2018, which were paid in 2019 per the terms of Messrs. Neithercut and Santee’s respective Retirement Agreements with the Company, and includes amounts reported in the Summary Compensation Table as Performance Bonus in 2018. See “Other Retirement Agreements” below.

(6)

For Mr. Neithercut, who retired on December 31, 2018 under the age 62 retirement provisions, this amount reflects the additional healthcare benefits described below in “Other Retirement Agreements.” Also see “Other Retirement Agreements” below for a discussion of benefits Mr. George is eligible to receive.

(7)	For Mr. Neithercut, includes amounts reported as “All Other Compensation” in the Summary Compensation Table in 2018. See “Other Retirement Agreements” below.

Pursuant to the Company’s current Share Incentive Plans, in the event of a Change in Control, all of the Company’s employees, and any individual employee who dies or is disabled, receive accelerated vesting of unvested Option Awards and Share Awards. At the Annual Meeting, shareholders will be asked to approve the Company’s 2019 Share Incentive Plan (the “2019 Plan”), as described in “Proposal 4 – Approval of the 2019 Share Incentive Plan” beginning on page 62. If the 2019 Plan is adopted, in the event of a Change in Control, the vesting of unvested Option Awards and Share Awards granted under the 2019 Plan will only accelerate upon the termination of such employee in connection with the Change in Control.

The following table discloses the value of the accelerated vesting of equity awards for each of the NEOs assuming a Change in Control, death or disability as of December 31, 2018, except as noted below.

Event	D. Neithercut (1)	M. Parrell	D. Santee	A. George	M. Manelis	R. Garechana
Change in Control; Death or Disability:
• Unvested equity awards (2)	$19,039,571	$5,688,963	$6,141,900	$5,758,163	$872,226	$591,225

(1)

For Mr. Neithercut, reflects actual amount of equity awards vested on December 31, 2018 pursuant to the age 62 retirement provisions described below in “Retirement Benefits” and includes equity awards reported as vested in 2018 elsewhere in this Proxy Statement.

(2)

The dollar amount shown equals the number at December 31, 2018 of outstanding unvested equity awards, including, but not limited to: (i) the number of unvested 2018 LTI Awards valued at approximately 179.64% of target, assuming the three-year performance period from 2018-2020 had terminated and been valued as of December 31, 2018, multiplied by $66.01, the closing price of the Company’s common shares on December 31, 2018; (ii) the number of unvested 2017 LTI Awards valued at approximately 115.99% of target, assuming the three-year performance period from 2017-2019 had terminated and been valued as of December 31, 2018, multiplied by $66.01, the closing price of the Company’s common shares on December 31, 2018; (iii) the actual number of unvested 2016 LTI Awards resulting from the settlement of such awards at the completion of the three-year performance period from 2016-2018, multiplied by $66.01, the closing price of the Company’s common shares on December 31, 2018; (iv) the in-the-money value of unvested Option Awards at December 31, 2018 ($66.01 less the exercise price of the in-the-money Option Awards); and (v) restricted units whose capital accounts had not yet reached a specified target for federal income tax purposes and thus are forfeitable, valued at the closing price of the Company’s common shares on December 31, 2018.

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•	Distributions of plan balances under the Company’s SERP as shown in the Nonqualified Deferred Compensation table; and

•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement Benefits

While the Company has no mandatory retirement age for employees, the Company’s Share Incentive Plans do provide for certain benefits for employees upon voluntary retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement will mean the voluntary termination of employment (other than for good cause (as defined on page 66)): (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement will mean the voluntary termination of employment (other than for good cause) after meeting the requirements of the Rule of 70.

The “Rule of 70” is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70. In addition, the employee must give the Company at least six months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. As of April 1, 2019, Mr. George is eligible for retirement under the Rule of 70. Mr. Neithercut retired under the age 62 retirement provisions, and Mr. Santee retired under the Rule of 70. The Rule of 70 does not apply to trustees.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for trustees who retire at or after age 72, such individual’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable 10-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

If the 2019 Plan is adopted, the age 62 retirement provisions described above would only apply to grants under the 2019 Plan to those employees hired prior to January 1, 2009 and who were at least 59 years old as of February 1, 2019.

Other Retirement Agreements

Messrs. Neithercut and George each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. Upon the executive’s death or qualified retirement, the executive will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it. The cash surrender value of Mr. Neithercut’s policy, in an amount equal to $164,048, vested upon his retirement on December 31, 2018.

The Company also entered into Executive Retirement Benefits Agreements with Messrs. Neithercut and George in February 2001, which provide that upon the executive’s qualified retirement, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive. The present value of these payments, assuming termination of employment as of December 31, 2018, is $413,182 for Mr. Neithercut and $440,443 for Mr. George.

The Company entered into Retirement Agreements with Messrs. Neithercut and Santee in September 2018 and February 2018, respectively, pursuant to which Messrs. Neithercut and Santee were eligible to receive a Performance Bonus and Performance Equity Grant in early 2019 for their 2018 service, determined by the Compensation Committee at the same time and in the same manner as for the Company’s other executives. No severance was payable to Messrs. Neithercut or Santee in connection with their retirement.

CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Neithercut bears to the median annual total compensation of the Company’s employees, other than Mr. Neithercut. The Company has approximately 2,700 employees located solely within the United States, with approximately 600 located in the Company’s Chicago headquarters and other corporate offices, and the remaining approximately 2,100 serving our residents every day on-site at our properties.

For purposes of calculating annual total compensation under SEC rules, the Company identified a median employee as of December 31, 2017. The median employee was identified by using the same calculation methodology for 2017 total compensation as used for Mr. Neithercut’s “Total Compensation” as reflected in the Summary Compensation Table, but removing from the calculation any Company matching contributions to the 401(k) plan, as employee participation in such plan varies. This method was consistently applied to all employees other than Mr. Neithercut, whose compensation is excluded for purposes of identifying the median employee. The Company used its actual employee population as opposed to a statistical sampling or other method.

SEC rules permit us to use the same median employee for up to three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. The Company believes that no such changes have occurred and that there have been no other changes in the 2017 median employee’s circumstances that would significantly affect its pay ratio disclosure. Accordingly, the Company used the same median employee in 2018 as in 2017 and calculated 2018 total compensation for such employee using the same methodology as used for Mr. Neithercut’s Total Compensation as reflected in the Summary Compensation Table. Based on this calculation, the 2018 total compensation for our median employee was $57,841 and the 2018 total compensation for Mr. Neithercut as reflected in the Summary Compensation Table was $11,004,730. The ratio of Mr. Neithercut’s compensation to that of the median employee is 190:1. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

As an owner and self-operator of over 300 apartment properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies. Rather than outsourcing property management, the Company’s strategy includes self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures. This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.

Over the last three years, shareholders have approved our executive compensation program by an average of 91% support. As set forth in the CD&A, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between Mr. Neithercut’s pay and performance, and recognition of Mr. Neithercut’s prominence in the real estate sector as a highly experienced and successful CEO.

TRUSTEE COMPENSATION

Effective in June 2018, the compensation of the Company’s trustees (excluding Mr. Zell for the whole period, Mr. Neithercut in 2018 and Mr. Parrell in 2019), calculated for the fiscal year from the 2018 Annual Meeting of Shareholders to the 2019 Annual Meeting of Shareholders, consists of an annual cash retainer and Share Awards and Option Awards with values as follows:

Fees
Annual Retainer
Cash	$80,000
Equity (Share Awards and Option Awards)	160,000
Total:	$240,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

Trustees who are first appointed or elected to the Board after an annual meeting of shareholders receive prorated cash fees and long-term incentive grants for their service until the next annual meeting of shareholders. Mr. Neithercut, as a non-employee trustee beginning January 1, 2019, received the prorated cash retainer and long-term incentive grant described above, plus an additional $100,000 Share Award, which was prorated for length of service until the 2019 Annual Meeting of Shareholders. The Board determined to award this additional compensation to Mr. Neithercut in recognition of the additional value he is expected to contribute to the Board in 2019 as a result of his unique qualification and strategic insight as the former Chief Executive Officer of the Company and his role in ensuring the smooth transition of his former responsibilities as CEO to Mr. Parrell.

The Company also reimburses the trustees for travel and other expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business-related expenses. Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares not to exceed $100,000 per year under the Company’s Employee Share Purchase Plan at the discounted purchase price under such plan. Non-employee trustees do not participate in the Company’s 401(k) plan and do not receive any matching contributions on any trustee compensation.

The following table shows the compensation paid to our non-employee trustees for their service on the Board during the 2018 calendar year.

	Annual Cash Fees	Share Awards (1)		Option Awards (1)	Total
Samuel Zell	—	$3,249,950	(2)	—	$3,249,950
John W. Alexander (3)	$42,184	—		—	42,184
Charles L. Atwood	129,220	159,949		—	289,169
Raymond Bennett (4)	15,163	105,170		—	120,333
Linda Walker Bynoe	110,220	159,949		—	270,169
Connie K. Duckworth	91,800	159,949		—	251,749
Mary Kay Haben	115,220	159,949		—	275,169
Bradley A. Keywell	87,720	159,949		—	247,669
John E. Neal	111,720	79,943		$80,055	271,718
Mark S. Shapiro	95,220	159,942		—	255,162
Gerald A. Spector	87,720	—		159,993	247,713
Stephen E. Sterrett	93,160	159,949		—	253,109

(1)

For service provided by the Board from the June 2018 Annual Meeting of Shareholders to the June 2019 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Zell for the whole period, Mr. Neithercut in 2018 and Mr. Parrell in 2019) received an annual long-term compensation grant of $160,000 on June 14, 2018, which was allocated at the election of the trustee to any combination of Share Awards and Option Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executives. Mr. Neithercut, as a non-employee trustee beginning January 1, 2019, received the prorated cash retainer and long-term incentive grant described above, plus an additional $100,000 Share Award, which was prorated for length of service until the 2019 Annual Meeting of Shareholders. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement Benefits” discussion in “Executive Compensation.” Generally, retirement means termination of service on the Board (other than for good cause) on or after age 72.

The dollar value of the restricted shares was calculated based on the closing price of the Company’s common shares on the grant date of $63.75. The dollar value of the restricted units was calculated based on a price of $61.07 per restricted unit, a 4.2% reduction to the closing price of the Company’s common shares on the grant date to take into account various risks associated with restricted units, such as book-up risk. The Option Awards were granted at an exercise price equal to the closing share price of the common shares on the grant date of $63.75. The grant date fair value of $7.25 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 15.70%, a risk-free interest rate of 2.85% and a dividend yield of 3.14%.

(2)

For Mr. Zell’s services performed in 2018 as Chairman of the Board, his target compensation of $3,250,000 was paid solely in the form of a LTI Award which was awarded in January 2018 and remains subject to settlement at the end of the three-year performance period from January 1, 2018 to December 31, 2020. The amount shown is the target grant date fair value of the 2018 LTI Award. As previously described in the CD&A, the actual amount paid out at the end of the three-year performance period may range from 0% to 200% of the target number of the 2018 LTI Award. The grant date fair value of the 2018 LTI Award, if earned at the 200% maximum level, is $6,499,900.

(3)	Mr. Alexander retired from the Board on June 14, 2018.

(4)

Mr. Bennett was appointed to the Board on October 31, 2018 and received a long-term compensation grant on October 31, 2018 prorated from the date of his appointment to the Board to the 2019 Annual Meeting of Shareholders in the amount of $105,170 which was comprised of 1,619 Share Awards that vest in full on the first anniversary of the grant date. The dollar value of the Share Awards was calculated based on the closing price of the Company’s common shares on the grant date of $64.96.

The Board’s determination of compensation for Mr. Zell recognizes his importance to our shareholders given his unique skills and abilities as one of the world’s foremost authorities on real estate investment and management and as a globally-recognized expert on public and private capital markets. Mr. Zell’s incomparable business relationships and more than 50 years of experience in the industry, his almost daily interaction with the Company’s executives regarding strategy, balance sheet management and other high level matters and his attendance at meetings with investors at the Company’s request, together with his hands-on approach to accessing new investors, governmental relations, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment and strategic vision which may not otherwise be available to us and for which the Board believes Mr. Zell’s compensation is appropriate. In addition, in 2018 Mr. Zell was deeply involved in mentoring and developing the executives promoted through the Company’s executive succession plan, ensuring continuity of the Company’s strategy and culture. As described above, Mr. Zell’s 2018 compensation was paid in the form of a LTI Award which is 100% performance-based, forward-looking and tied to objective total shareholder return metrics and achievement of Normalized FFO, aligning his compensation with the interests of our shareholders as well as with the efforts of our executives who are also participants in the LTI Plan. As a participant in the 2016 LTI Plan, Mr. Zell achieved 30.04% of his target award, the same percentage earned by the executives in the 2016 LTI Plan as described on page 40. This resulted in Mr. Zell earning 11,024 Share Awards, having a value of $976,285, in relation to an original target value of $3,250,000.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for Cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a 10-year period commencing on the termination date. Based on current assumptions, the present value of these payments as of December 31, 2018 is $5,725,222.

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a 10-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s 10 annual installments commenced on January 1, 2009 with an annual payment of $643,887 and terminated in January 2019. The present value estimate of the unpaid payments as of December 31, 2018 is $49,530.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee trustee at December 31, 2018.

	Unvested Share Awards	Unvested and Vested Option Awards
Samuel Zell (1)	173,304	902,285
John W. Alexander (2)	—	46,315
Charles L. Atwood	2,509	25,665

Raymond Bennett	1,619	—
Linda Walker Bynoe	2,509	29,752
Connie K. Duckworth	2,509	—
Mary Kay Haben	2,509	18,370
Bradley A. Keywell	2,509	20,038
John E. Neal	1,254	16,630
Mark S. Shapiro	2,619	28,959
Gerald A. Spector	—	51,506
Stephen E. Sterrett	2,509	2,101

(1)

Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2016 LTI Plan at the end of the three-year performance period from January 1, 2016 - December 31, 2018, (b) the LTI Awards issued in January 2017 and valued at approximately 115.99% of the target grant, assuming the three-year performance period from January 1, 2017 - December 31, 2019 had terminated and been valued as of December 31, 2018 and (c) the LTI Awards issued in January 2018 and valued at approximately 179.64% of the target grant, assuming the three-year performance period from January 1, 2018 - December 31, 2020 had terminated and been valued as of December 31, 2018. The actual number of Share Awards resulting from the 2017 LTI Plan and the 2018 LTI Plan will not be determined until the end of the respective three-year performance periods.

(2)	Mr. Alexander retired from the Board on June 14, 2018.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditor for 2018, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2018, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Raymond Bennett

Linda Walker Bynoe

Connie K. Duckworth

Gerald A. Spector

Stephen E. Sterrett

MATTERS FOR SHAREHOLDER VOTING

Proposal 1 – Election of Trustees

Introduction

At the Annual Meeting, shareholders will be asked to elect twelve trustees to serve until the 2020 Annual Meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Board has nominated all of the Company’s current trustees, Charles L. Atwood, Raymond Bennett, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark J. Parrell, Mark S. Shapiro, Stephen E. Sterrett and Samuel Zell for election, with the exception of Gerald A. Spector who will not be standing for re-election as a result of his retirement from the Board. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming Annual Meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence.

As a result of this review, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, its Chief Executive Officer and President, Mr. Parrell, and its former Chief Executive Officer and President, Mr. Neithercut. The Board previously determined that Mr. Spector, who is retiring from the Board at the Annual Meeting, and Mr. Alexander, who served as a trustee until his retirement from the Board at the 2018 Annual Meeting of Shareholders, were independent of the Company and its management within the meaning of the NYSE listing standards.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required for the election of trustees in an uncontested election. A majority of the votes cast means that the number of shares voted “for” a trustee’s election exceeds 50% of the total number of votes cast with respect to his or her election. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent trustee does not receive a majority of the votes cast for his or her election, the trustee is required to tender his or her resignation for the consideration of the Board. See “Governance of the Company – Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWELVE TRUSTEE NOMINEES.

Proposal 2 – Ratification of Selection of Independent Auditor

The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2019. Ernst & Young has served as the Company’s independent auditors since 1996, and the Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain Ernst & Young include:

•	Ernst & Young’s deep technical expertise and significant institutional knowledge of the Company’s operations and industry;
•	The quality and candor of Ernst & Young’s communications with the Audit Committee and management;
•	Ernst & Young’s independence;
•

The quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•

The appropriateness of Ernst & Young’s fees, Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Audit Committee Oversight of Independent Auditors

Oversight includes regular executive sessions with Ernst & Young, discussion with Ernst & Young about the scope of the audit, a comprehensive annual evaluation when determining whether to reengage Ernst & Young and direct involvement by the Audit Committee and its chair in the selection of the engagement partner in connection with the mandated PCAOB partner rotation rules.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2019 is in the best interests of the Company and its shareholders.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2018 and 2017 are as follows:

Type of Fees:	2018	2017
Audit fees (1)	$2,104,500	$1,810,000
Audit-related fees (2)	27,000	25,865
Tax compliance/preparation fees (3)	236,667	214,973
Tax consulting fees (4)	—	—
All other fees	—	—

Total:	$2,368,167	$2,050,838

(1)

Audit fees for the audit of our annual financial statements and internal control over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance/preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2018 and 2017 and has selected Ernst & Young as independent auditor for 2019. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2019. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2019 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2019 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2019.

Proposal 3 – Approval of Executive Compensation

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution, and the Board currently intends for the Company to hold a non-binding, advisory “Say-on-Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the NEOs, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

Votes cast “FOR” this proposal must exceed votes cast “AGAINST” it for the approval of this advisory resolution. Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

Proposal 4 – Approval of the 2019 Share Incentive Plan

We are asking our shareholders to approve the Equity Residential 2019 Share Incentive Plan. The Board approved the 2019 Plan on March 14, 2019. The adoption of the 2019 Plan is subject to shareholder approval and will not become effective if this approval is not received.

The Board recommends that our shareholders approve the 2019 Plan as it believes that share-based incentive awards play an important role in the success of the Company. Such awards encourage and enable the employees, trustees and individual consultants of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. The Board anticipates that providing such persons with a direct stake or right to acquire a stake in the Company will assure a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

If approved by shareholders, the 2019 Plan would replace the Company’s 2011 Share Incentive Plan (the “2011 Plan”), which expires in June 2021. No further awards would be granted under the 2011 Plan, and common shares that remain available for grant under the 2011 Plan would be transferred to the 2019 Plan.

2019 Plan Highlights

✓

Double-Trigger Vesting. In the event of a Change in Control, vesting of awards is accelerated only if a grantee is terminated (other than for good cause) at or within 24 months following the Change in Control.

✓	Minimum Vesting Requirement. Minimum vesting periods generally are required for grants of awards.

✓	Compensation Clawback Policy. All awards are subject to the Company’s compensation clawback policy (as described on page 42) as in effect on the date of issuance of an award.

✓

No Liberal Share Recycling. Common shares tendered by a grantee to pay the exercise price of an award or to satisfy tax withholding obligations and common shares repurchased by the Company on the open market using cash proceeds from option exercises will not be added back to the common shares available for future grants under the 2019 Plan.

✓	No Repricing. The repricing of Option Awards and share appreciation rights (“SARs”) is prohibited.

✓

No Reload Option Awards. The 2019 Plan does not permit grants of Option Awards with a “reload” feature that would provide for additional Option Awards to be granted automatically to a grantee upon the grantee’s exercise of previously-granted Option Awards.

✓	No In-the-Money Grants. The exercise price of any Option Award and the base price of any SAR may not be less than the fair market value of the common shares on the date of grant.

✓	No Evergreen Provision. The 2019 Plan does not provide for the automatic replenishment of common shares available for issuance under the 2019 Plan.

Description of the 2019 Plan

The following is a summary of the material terms of the 2019 Plan and is qualified in its entirety by reference to the full text of the 2019 Plan which is attached hereto as Appendix A and should be read in conjunction with this Proxy Statement.

Shares Available for Awards

The maximum number of common shares available for issuance is 7,000,000, plus the number of common shares available for grant under the 2011 Plan as of the close of business on June 26, 2019. As of March 31, 2019, 4,358,090 common shares were available for grant under the 2011 Plan. Assuming no grants were made under the 2011 Plan between April 1, 2019 and the Annual Meeting, the maximum number of shares available for issuance under the 2019 Plan would be 11,358,090. If our shareholders approve the 2019 Plan, the Company will not make any further grants under the 2011 Plan after June 27, 2019.

Common shares available for issuance under the 2019 Plan include authorized but unissued common shares, common shares now held in the treasury of the Company or common shares hereafter acquired by the Company.

Common shares underlying any awards that are forfeited, canceled, surrendered or otherwise terminated (other than by exercise) will be added back to the common shares available for future grants, other than (i) common shares tendered by a grantee to pay the exercise price of an award or to satisfy tax withholding obligations; and (ii) common shares repurchased by the Company on the open market using cash proceeds from option exercises. In addition, upon the exercise of a SAR, the number of common shares subject to the award will be counted against the maximum number of common shares that may be issued under the 2019 Plan, on the basis of one common share for every common share subject thereto, regardless of the actual number of common shares used to settle the SAR upon exercise.

Award Limits

No more than 1,500,000 options or 375,000 common shares may be granted to one individual in a calendar year.

Administration

The Compensation Committee has the authority to interpret the 2019 Plan and to make any other determinations that it believes necessary or advisable for the administration of the 2019 Plan. The Compensation Committee may provide a limited delegation of authority to management to carry out administrative functions under the 2019 Plan.

Eligibility

Employees, trustees and individual consultants of the Company and its subsidiaries will be eligible to participate in the 2019 Plan. From time to time, the Compensation Committee will determine the persons who will be granted awards, the type of awards and the number of common shares subject to such grants. It is expected that these determinations will be based on each individual’s current and potential contribution to the success of the Company and its subsidiaries. Approximately 2,700 Company employees are eligible to participate in the 2019 Plan, and approximately 260 employees receive awards under the Compensation Committee’s current standards, although this may vary from year to year. In addition, assuming election of all 12 trustee nominees, 11 trustees are eligible to participate in the 2019 Plan and will receive awards under the Compensation Committee’s current standards (Mr. Parrell will not receive awards as a trustee but is eligible to receive awards as an employee under the 2019 Plan). Although consultants are eligible to participate in the 2019 Plan, no such consultants are eligible at this time.

Types of Awards

Recipients may receive an award of common shares, OP Units, restricted units, options (both incentive and non-qualified options), SARs or dividend equivalent rights under the 2019 Plan.

Share Awards. Share Awards granted under the 2019 Plan may be in the form of common shares, OP Units or restricted units.

Option Awards. Option Awards granted under the 2019 Plan may be in the form of either non-qualified share options or incentive share options qualifying under Section 422 of the IRC. The exercise price of any Option Award may not be less than the fair market value of the common shares on the date of grant. As of April 17, 2019, the closing price of a Company common share on the NYSE was $74.29. The repricing of Option Awards is specifically prohibited. The option exercise price is payable in cash or in common shares. The expiration date of any Option Award may not be later than 10 years from the grant date.

Share Appreciation Rights. A SAR is the right to receive common shares or cash equal in value to the difference between the base price of the SAR (which may not be less than the fair market value of the common shares on the date of the SAR grant) and the fair market value of the common shares on the exercise date. The repricing of SARs is specifically prohibited. The expiration date of any SAR may not be later than 10 years from the grant date. SARs may be granted either in tandem with an Option Award or on a stand-alone basis. A tandem SAR is exercisable only when the underlying Option Award becomes exercisable and the exercise of a tandem SAR shall result in the expiration of the related portion of the underlying Option Award.

Dividend Equivalent Rights. A dividend equivalent will be related to a number of common shares specified at the time of grant and will entitle the holder to cash payments that equal the cash dividend, if any, paid with respect to such common shares, provided that the dividend equivalent is outstanding on the record date thereof and that it is not subject to any condition limiting the grantee’s right to receive such payments.

Performance-Based Awards. The Company may use restricted shares, restricted units and options available under the 2019 Plan in conjunction with performance-based awards. Each performance-based award entitles the participant to restricted shares, restricted units or options, subject to the attainment of performance-related goals and other terms and conditions specified by the Compensation Committee. The performance-related goals may include one or more of the following, or others, as the Compensation Committee deems appropriate: total shareholder return, growth in FFO, dividends, revenues, net income, share price, EPS, return on assets, capital and/or shareholders’ equity and the Company’s financial performance versus its peers.

Vesting

Under the 2019 Plan, awards granted to Company employees are generally subject to a minimum vesting period of at least three years from the grant date, with the award vesting either in annual equal installments over, or in full at the end of, such period. Up to 5% of the total number of common shares which may be granted under the 2019 Plan may be issued to non-Company employees with a minimum vesting period of one year from the grant date. If any employees elect to receive Share Awards or Option Awards in lieu of cash earned under any of the Company’s compensation programs, such Share Awards or Option Awards, as applicable, may vest in full on the grant date.

Although the Compensation Committee determines the specific terms of awards at the time of grant, the 2019 Plan provides for the acceleration of vesting (with any performance goals deemed to be met in full at the maximum amount possible as of the date of consummation of a Change in Control, unless otherwise provided by the specific terms of an award) or exercisability, as applicable, in the event of the following:

•

Termination of a grantee’s service by the Company and/or its subsidiary (other than for good cause) at or within 24 months following a Change in Control of the Company (i.e., “double-trigger” vesting);

•	Termination of a grantee’s service because of the grantee’s death;

•	Termination of a grantee’s service due to the grantee’s disability; or

•

If a grantee’s service commenced prior to January 1, 2009 and as of February 1, 2019 such grantee was at least 59 years old, then termination of a grantee’s service (other than for good cause) at or after age 62, provided the grantee signs a release releasing the Company from customary claims.

In the case of trustees, full vesting or exercisability (as applicable) generally will also occur if he or she (i) retires at or after age 72; (ii) fails to be renominated or reelected to the Board, or (iii) resigns from the Board by reason of a material change in his or her employment or job responsibilities.

Upon termination of service (other than for good cause) of an employee grantee other than as described above after meeting the requirements of the Rule of 70 (as described on page 52), such grantee’s awards will continue to vest per the original vesting schedule, provided the grantee complies with non-competition and employee non-solicitation provisions.

For purposes of the 2019 Plan, “good cause” includes, but is not limited to, the grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company, (ii) is injurious to the Company or a subsidiary thereof or (iii) disparages the Company, any subsidiary thereof or any of their respective officers or trustees.

Transferability

Shares subject to Share Awards granted under the 2019 Plan may not be transferred while they are subject to vesting or holding restrictions. Generally, non-qualified Option Awards, SARs, OP Units and restricted units granted under the 2019 Plan may not be transferred except by will or the laws of descent and distribution, or to members of the employee’s immediate family and certain family trusts or partnerships.

Certain Adjustments

In the event of any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, share split, share dividend, combination of shares or any other similar change in the corporate structure or common shares of the Company, an appropriate adjustment will be made to outstanding awards so that the total value of each such award will not be changed.

Change in Control

In the event of a Change in Control, the Compensation Committee will be authorized to take one of the following actions: (i) in connection with any assumption of the awards under the 2019 Plan, to provide that the Share Awards, Option Awards, SARs and other awards be assumed by the successor or surviving entity, or a parent or subsidiary thereof, or be substituted for by similar options, rights or awards covering the equity of the successor or surviving entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests or prices, provided that such equity interests are traded on an established securities exchange; (ii) in connection with any assumption of the 2019 Plan, to make adjustments to the number and type of equity interests subject to outstanding awards, and in the number and kind of equity interests subject to outstanding Share Awards, and/or in the exercise price of outstanding Option Awards or the base fair market value of any SAR, together with the criteria applicable to future 2019 Plan awards, provided that such equity interests are traded on an established securities exchange; and (iii) in connection with any 2019 Plan termination in connection with a Change in Control, to determine the amount of cash or the value that would have been attained in connection with the vesting and payment of outstanding awards or the other realization of the grantee’s rights under an award, including any determination that no value would have been achieved with respect to an award as of the date of the Change in Control, and to provide for the payment of cash with respect to outstanding awards, or the cancellation of awards without value, in connection with the 2019 Plan termination, subject in all cases to applicable withholding, and to the extent applicable, any applicable provisions of Section 409A of the IRC.

Amendments; Termination

The authority to grant awards under the 2019 Plan will terminate on June 27, 2029, unless terminated earlier by the Board. The Board may at any time amend, suspend or terminate the 2019 Plan, subject to any approval of the shareholders of the Company to the extent required by law. No amendment, suspension or termination of the 2019 Plan may alter or impair any award previously granted under the 2019 Plan without the consent of the holder thereof, absent immediate vesting and cash settlement of the award.

Tax Treatment

Share Awards

The recipient of a Share Award will not recognize income at the time of grant if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture lapses with respect to an award of common shares, the then fair market value of the common shares will constitute ordinary income to the recipient. With respect to an award of restricted units, the recipient may be able to defer tax until the ultimate exchange of the restricted unit for a common share. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the taxable compensation realized by the recipient.

Non-Qualified Option Awards

A non-qualified share option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option exercise price and the then fair market value of the common shares. The optionee’s basis in such common shares is equal to the sum of the option price plus the amount included in the optionee’s income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be long-term or short-term gain (or loss), depending upon the holding period of the common shares. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

Incentive Option Awards

An incentive share option does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the common shares acquired over the option price is an item of adjustment in computing the optionee’s alternative minimum taxable income. If the optionee holds the common shares received as a result of an exercise of an incentive share option for at least two years from the grant date and one year from the exercise date, then the gain realized on disposition of the common shares is treated as long-term capital gain. If the common shares are disposed of during this period, however (a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the common shares, upon exercise of the option, over the option price (or, if less, the excess of the amount realized upon disposition over the option price). In such case, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the taxable compensation realized by the optionee. The optionee’s basis in the common shares acquired upon exercise of an incentive share option is equal to the option price paid, plus any amount included in his or her income as a result of a disqualifying disposition.

SARs

An optionee does not recognize taxable income on the grant of SARs, but does recognize ordinary income on the exercise date. The amount of income realized in the case of a SAR exercise is the amount of cash received plus the fair market value of any common shares or other property received. Subject to applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the taxable compensation realized by the recipient.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting at which a quorum is present is required to approve this proposal, and the 2019 Plan will not take effect until so approved.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE 2019 SHARE INCENTIVE PLAN.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 29, 2019 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 370,462,401 common shares were outstanding and entitled to vote. We are making this Proxy Statement and our Annual Report available to shareholders electronically via the Internet at www.proxyvote.com. On April 24, 2019, we began mailing to our shareholders a notice containing instructions on how to access this Proxy Statement and our Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request them by following the instructions for requesting such materials contained in the notice.

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 26, 2019, and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

By Internet. You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card or voting instruction form (“VIF”). If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone. You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail. If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from them on how to vote your shares. Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1, 3 and 4 will not be voted. When a bank, broker or other nominee is unable to vote shares for this reason, it is called a “broker non-vote.”

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name will receive only one Notice, and if paper copies have been requested, only one copy of this Proxy Statement and the Annual Report, unless the Company has received contrary instructions from one or more of the shareholders. If you no longer wish to receive hard copies or multiple copies, or would prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityapartments.com in the investor section under “Filings – SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Proposal	Required Vote	Impact of Abstentions or Broker Non-Votes

1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.

2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Abstentions not counted as votes cast; no impact on outcome.

3. Approval of Executive Compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.

4. Approval of 2019 Share Incentive Plan	Approval by a majority of the votes cast.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by the Company. The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $17,500, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), requires those whom are trustees, executives and/or beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2018, except that Mr. Garechana inadvertently filed a Form 4 one day late in November 2018 reporting a single acquisition of shares under the Company’s Employee Share Purchase Plan.

Shareholder Proposals for the 2020 Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Act for inclusion in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting must be received by the Company by December 26, 2019. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2020 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Act, shareholder proposals must be received at our principal executive offices not earlier than November 26, 2019 and not later than 5:00 p.m., Central Time, on December 26, 2019. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Although not required, the Company recommends that proposals be mailed by a recognized overnight courier. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Trustee Nomination Procedures.”

2018 Annual Report

Additional copies of our 2019 Proxy Statement, 2018 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “Filings – SEC Filings” in the investor section of the Company’s website at www.equityapartments.com.

By Order of the Board of Trustees

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 23, 2019

SUPPLEMENTAL APPENDIX

Acquisition Capitalization Rate or Cap Rate. NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Development Yield. NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield. NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Normalized FFO. Normalized FFO starts with FFO as defined by Nareit and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance. For reconciliations of net income to FFO and Normalized FFO referenced in the CD&A, see page 51 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For reconciliations of EPS to FFO per share and Normalized FFO per share referenced in the CD&A, see “Reconciliation of EPS” below.

Reconciliation of EPS. The following table shows the reconciliation of EPS computed in accordance with generally accepted accounting principles to FFO per share and Normalized FFO per share (as shown on page 32) for the year ended December 31, 2018. All data shown is on a per share diluted basis.

Description	Year Ended December 31, 2018
Earnings per share	$1.77
Depreciation expense	2.04
Net (gain) loss on sales	(0.67)
Impairment – operating assets	—

FFO per share	3.14

Impairment – non-operating assets	—
Write-off of pursuit costs	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.11
Non-operating asset (gains) losses	—
Other miscellaneous items	(0.01)

Normalized FFO per share	$3.25

Same Store Net Operating Income. For same store net operating income information, see page 36 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Same Store Turnover. For same store turnover, see page 36 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Total Budgeted Capital Cost. Estimated cost for projects under development and/or developed and all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with accounting principles generally accepted in the United States.

Unlevered Internal Rate of Return (“IRR”). The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s G&A expense, interest expense (including loan assumption costs and other loan-related costs) or property management expense. Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this Proxy Statement should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

APPENDIX A

EQUITY RESIDENTIAL

2019 SHARE INCENTIVE PLAN

1. Purpose of the Plan.

(a) The Equity Residential 2019 Share Incentive Plan (the “Plan”) is established by Equity Residential (the “Company”) to secure for the Company and its shareholders the benefits arising from capital ownership by those key employees, trustees and individual consultants of the Company and its Subsidiaries (as defined below) who are and will be responsible for its future growth and continued success.

(b) The Plan provides a means whereby such individuals may: (i) receive authorized common shares of beneficial interest of the Company (collectively, “Shares”) and/or one or more classes of limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (“Operating Partnership”) that are exchangeable for Shares, subject to conditions and restrictions described herein and otherwise determined by the Committee (as defined below) (collectively, “Share Awards”); (ii) acquire Shares pursuant to grants of options to purchase such Shares (“Options”); (iii) acquire Share Appreciation Rights (“SARs”) in tandem with or independent of Options referred to in item (ii) above; or (iv) receive dividend equivalent rights with respect to Shares (“Dividend Equivalents”). OP Units established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time: (i) may be convertible, exchangeable or redeemable for Shares or other limited partnership interests in the Operating Partnership (including OP Units of a different class or series), or at the option of the Company, for cash in an amount equal to the value of such Shares; (ii) may be valued and revalued from time to time by reference to the book value, fair value or performance of the Operating Partnership upon the occurrence of a “book-up event” described in Treasury Regulation §1.704-1(b)(2)(iv)(f)(5); or (iii) if granted as LTIP Units (as defined in ERP Operating Limited Partnership’s agreement of limited partnership, as amended, and sometimes referred to as “restricted units”), are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedures 93-27, 1993-2 C.B. 343, 2001-43, 2001-2 C.B. 191, and subsequent guidance.

(c) The term “Subsidiary” means each entity the Company owns or controls directly or indirectly either through voting control, equity ownership or as a general partner, managing member or similar control position, provided that, for purposes of Incentive Stock Options (as defined below) such term shall have the meaning given in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Company’s Compensation Committee (the “Committee”) consisting of three or more members appointed by the Board of Trustees of the Company (the “Board”) from among its members. A person may serve on the Committee only if he or she (i) meets all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the NYSE, the principal national securities exchange on which the Shares are traded; (ii) is a “Non-Employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and (iii) if applicable, satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code with respect to any grant under the Prior Plan (as defined below). Any interpretation of the Plan by the Committee and any decision made by the

Committee on any other matter within its discretion is final and binding on all persons. The Committee may delegate any of its authority to administer the Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Rule 16b-3 promulgated under the 1934 Act. The day-to-day administration of the Plan may be carried out by a Plan administrator designated by the General Counsel of the Company.

3. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate from time to time the key employees, trustees and consultants of the Company and its Subsidiaries to whom Share Awards, Options, SARs or Dividend Equivalents are to be granted (a “Grantee”) and the number of Shares subject to such Share Awards, Options, SARs or Dividend Equivalents to be granted to the Grantees.

4. Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 14, the maximum number of Shares reserved and available for issuance under the Plan shall be the sum of 7,000,000 Shares plus any Shares which as of the close of business on the Effective Date (as defined in Section 21) are available for issuance under the Company’s 2011 Share Incentive Plan (the “Prior Plan”) (collectively, the “Maximum Share Amount”). No further awards or grants will be made under the Prior Plan after the Effective Date. The Prior Plan will, however, continue in existence and operation following the Effective Date with respect to awards or grants outstanding thereunder.

(b) Shares subject to the Plan may be authorized but unissued Shares, Shares now held in the treasury of the Company or Shares hereafter acquired by the Company. Any Shares underlying any awards granted under the Plan that are forfeited, canceled, surrendered or otherwise terminated (other than by exercise) on or after the Effective Date will be added back to the Shares available for future grants hereunder other than: (i) Shares tendered by a Grantee to pay the exercise price of an award or to satisfy tax withholding obligations; and (ii) Shares repurchased by the Company on the open market using cash proceeds from option exercises. In addition, upon the exercise of a SAR, the number of Shares subject to the award shall be counted against the maximum number of Shares that may be issued under the Plan, on the basis of one share for every Share subject thereto, regardless of the actual number of Shares used to settle the SAR upon exercise.

(c) The maximum number of Shares with respect to which Options and SARs may be granted during any calendar year to any Grantee is 1,500,000 Shares, and the maximum number of Shares with respect to which Share Awards and Dividend Equivalents may be granted during any calendar year to any Grantee is 375,000 Shares. The maximum number of Shares that may be issued subject to Incentive Stock Options pursuant to Section 6(a) may not exceed the Maximum Share Amount.

(d) The term “Fair Market Value” of a Share means the closing price paid for Shares on the New York Stock Exchange on the applicable day for which such Fair Market Value is being determined (or as of the close of the most recent trading day with respect to any day in which trading does not occur).

5. Share Awards.

(a) Share Awards granted shall be subject to the following conditions and/or restrictions:

(i) A Share Award granted to Company employees shall be subject to a minimum vesting period of at least three years from the date of grant, with the Share Award vesting either in annual equal installments over, or in full at the end of, said period, and may be subject to such other conditions and restrictions as are established by the Committee as of the date of grant; provided, however, that up to five percent (5%) of the Maximum Share Amount (as reduced by other Plan awards issued pursuant to this provision or pursuant to the exception contained in Sections 6(c) or 7(d) (collectively hereinafter, the “Five Percent (5%) Exception”)) may be issued to non-Company employees with a minimum vesting period of one year. If any Company employees elect to receive Share Awards, in lieu of cash earned under any of the Company’s compensation programs, such Share Awards may vest in full on the date of grant. The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it in its discretion, using such measures of individual performance or the performance of the Company and/or one or more of its Subsidiaries as it may select. Any Share Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets or employment, award or similar agreements as are approved by the Committee from time to time.

(ii) A Share Award that has not vested or continues to be subject to restrictions that impose an employment or service requirement (including any restrictions set forth on term sheets or employment, award or similar agreements approved by the Committee from time to time) will be forfeited to the Company upon the termination of the Grantee’s Service, unless the circumstances described in Section 5(a)(iii) have occurred (it being the express intent of this document that Share Awards will not be forfeited in the event of a “Change in Control” (as defined below) of the Company, or the termination of the Grantee’s Service as a result of any of the circumstances described in Section 5(a)(iii)). An individual’s “Service” shall continue until he or she is no longer serving in the role as employee, trustee or consultant of the Company or any Subsidiary.

(iii) Notwithstanding the foregoing, the conditions and restrictions described in Section 5(a)(i) and (ii) that are contained in the terms of any Share Award shall immediately lapse and be of no effect, and the Share Awards subject to such conditions and restrictions shall fully vest (with any performance goals deemed to be met in full at the maximum amount possible as of the date of consummation of a “Change in Control” (as defined in Section 5(c)) unless otherwise provided by the specific terms of an award) in favor of the Grantee, in the event of the following:

(I)      the termination of a Grantee’s Service by the Company and/or a Subsidiary other than for Good Cause (as defined in Section 5(e)) at or within twenty-four (24) months following a Change in Control, or

(II)      the termination of a Grantee’s Service due to or upon one of the following conditions/events:

(A) the Grantee’s death;

(B) an employee Grantee’s Disability (as defined in Section 5(d));

(C) if: (i) such Grantee’s Service commenced prior to January 1, 2009, and (ii) as of February 1, 2019, such Grantee was not less than 59 years old, then due to such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, provided the Grantee signs a release in a form that is reasonably satisfactory to the Company releasing the Company from customary claims (“Age 62 Release”); or

(D) a trustee Grantee’s Board termination (excluding employee trustees): (i) in connection with his or her retirement at or after age 72; (ii) following the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which trustees are elected; (iii) following the failure to be re-elected to the Board at any such shareholders’ meeting; or (iv) following the trustee’s resignation from the Board by reason of either: (a) a material change in the trustee’s employment or job responsibilities; or (b) the trustee’s Disability.

(iv) Upon the termination of Service (other than for Good Cause) of an employee Grantee not described in Section 5(a)(iii)(II)(A) or 5(a)(iii)(II)(B) after meeting the requirements of the Rule of 70 (as defined in Section 5(f)), the Grantee’s Share Awards shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in Section 5(a)(iii)(I) or 5(a)(iii)(II)), provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release (as defined in Section 5(f)). If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all unvested Share Awards at the time of the violation will be forfeited to the Company.

(v) If the Service of a Grantee terminates other than as described above (other than if the termination occurs for Good Cause), the Committee shall have the authority to adjust the conditions and restrictions described in Section 5(a)(i) and (ii) that are contained in the terms of any Share Award. The Committee may make the determination described in the preceding sentence and communicate such determination in the Grantee’s award agreement or in any other manner.

(b) Rights of Grantee. The Grantee of a Share Award of Shares shall be entitled to all of the rights of a shareholder with respect to the Shares subject to the Share Award including the right to vote such Shares and to receive dividends and other distributions payable with respect to such Shares from and after the date of grant; provided that any securities or other property (but not cash) received in any such distribution with respect to a Share Award of Shares that is still subject to the restrictions set forth above, shall be subject to all of the restrictions set forth herein with respect to such Share Award.

(c) Change in Control. The term “Change in Control” shall mean any of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned by the

Company or a Subsidiary, (B) the Company or any Subsidiary or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) The consummation of:

(1)        A merger, consolidation or reorganization involving the Company, unless:

(A) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the Board of Trustees of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation;

(Transactions described above shall herein be referred to as a “Non-Control” Transaction);

(2)        A complete liquidation or dissolution of the Company; or

(3)        The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than to an entity of which the Company directly or indirectly owns at least seventy percent (70%) of the Voting Securities). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur;

(iii) The failure of every proposed trustee submitted by the Board at a single election of trustees to be re-elected by the voting Beneficial Owners of the outstanding Shares; or

(iv) The failure to be re-elected by the voting Beneficial Owners of the outstanding Shares of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.

(d) The term “Disability” means the Grantee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).

(e) The term “Good Cause” shall include, but not be limited to, the Grantee’s engaging in conduct which (i) breaches his or her duty of loyalty to the Company; (ii) is injurious to the Company or a Subsidiary; or (iii) disparages the Company, any Subsidiary, or any of their respective officers or trustees.

(f) The term “Rule of 70” means when an employee Grantee’s years of Service with the Company or its Subsidiaries or predecessors (must be at least 15 years, based on 180 months of employment, not calendar years) plus his or her age (must be at least 55 years) on the date of termination of Service equals or exceeds 70. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, with ongoing non-competition and employee non-solicitation provisions, releasing the Company from customary claims (“Rule of 70 Release”).

6. Share Options. Options granted shall be subject to the following conditions and/or restrictions:

(a) ISO/NQSO. Any Option to purchase Shares granted under Section 3 that satisfies all of the requirements of Section 422 of the Code, may be designated by the Committee as an “Incentive Stock Option.” Options that are not so designated, or that do not satisfy the requirements of Section 422 of the Code, shall not constitute Incentive Stock Options and shall be Non-Qualified Share Options.

(b) Exercise Price; In-the-Money Grants Prohibited; Repricing Prohibited. The exercise price of any Incentive Stock Options or Non-Qualified Share Options awarded hereunder shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan. Subject to adjustment as provided in Section 14, the repricing of Options under this Plan (reducing the exercise price of any Options previously granted hereunder) is specifically prohibited.

(c) General Exercisability. An Option granted to Company employees shall vest equally over a three-year period from the date of grant in three annual installments or in full at the end of such period, and may be subject to such other conditions and restrictions, including a longer vesting period, as are established by the Committee as of the date of grant; provided, however, that pursuant to the Five Percent (5%) Exception, a portion of the Options may be issued to non-Company employees with a minimum vesting period of one year, and provided further that if any Company employees elect to receive Options, in lieu of cash earned under any of the Company’s compensation programs, such Options may vest in full on the date of grant. Upon vesting, each Option shall be exercisable, either in whole or in part, but in no event later than the Option’s “Expiration Date” (as defined below). The Committee may, but need not, establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of individual performance or the performance of the Company and/or one or more of its Subsidiaries as it may select. The “Expiration Date” with respect to an Option means the date established by the Committee at the date of grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Option is granted. All rights to purchase Shares pursuant to an Option shall cease as of the Option’s Expiration Date.

(d) ISO Exercisability. The aggregate exercise price for Shares with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year may not exceed one hundred thousand dollars ($100,000) or such different maximum amount as may be provided under Section 422 of the Code. Any Options that are intended to be Incentive Stock Options but that become exercisable in excess of such amount shall be deemed to be a Non-Qualified Share Option to the extent of such excess.

(e) Other Vesting Provisions.

(i) Notwithstanding the provisions of Section 6(c), each Option granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of the following:

(I)      the termination of a Grantee’s Service by the Company and/or a Subsidiary other than for Good Cause at or within twenty-four (24) months following a Change in Control (in which case it shall be exercisable until its Expiration Date), or

(II)      the termination of a Grantee’s Service due to or upon one of the following conditions/events:

(A)      the Grantee’s death, in which case it shall be exercisable by the person or persons to whom the Grantee’s right passes by will or by the laws of descent and distribution until its Expiration Date;

(B)      an employee Grantee’s Disability (as defined in Section 5(d)), in which case it shall be exercisable until its Expiration Date;

(C)      if (i) such Grantee’s Service commenced on or prior to January 1, 2009, and (ii) as of February 1, 2019 such Grantee was not less than 59 years old, then due to such Grantee’s termination of Service (other than if the termination occurs for Good Cause) at or after age 62, in which case it shall be exercisable until its Expiration Date provided the Grantee signs the Age 62 Release; or

(D)      a trustee Grantee’s Board termination (excluding employee trustees): (i) in connection with his or her retirement at or after age 72; (ii) following the Board’s decision not to renominate him or her for re-election to the Board at any shareholders’ meeting at which trustees are elected; (iii) following the failure to be re-elected to the Board at any such shareholders’ meeting; or (iv) following the trustee’s resignation from the Board by reason of either: (1) a material change in the trustee’s employment or job responsibilities; or (2) the trustee’s Disability, in which case it shall be exercisable until its Expiration Date.

(ii) Upon the termination of Service (other than for Good Cause) of an employee Grantee not described in Section 6(e)(i)(I) or 6(e)(i)(II) after meeting the requirements of the Rule of 70, the Grantee’s Options shall continue to vest per the original vesting schedule (subject to immediate and full vesting upon the occurrence of any of the circumstances described in Section 6(e)(i)(I) or 6(e)(i)(II)), and each Option shall be exercisable until its Expiration Date, provided the Grantee complies with the non-competition and employee non-solicitation provisions contained in the Grantee’s Rule of 70 Release. If the Grantee violates any of these provisions following the termination of his or her Service, unless otherwise determined by the Committee, all vested and unvested Options at the time of the violation will be forfeited to the Company.

(iii) If the Service of a Grantee terminates other than as described above in this Section 6(e), his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if a termination occurs for Good Cause) the Committee determines that either: (A) the vesting of the Options shall accelerate (in whole or in part) in connection with such termination; or (B) the vesting of any Options (in whole or in part) shall continue past the Grantee’s termination of Service, subject to such conditions as the Committee shall determine; and in each case, each Option may be exercisable until its Expiration Date.

(f) Good Cause. If the Service of a Grantee terminates for Good Cause, as determined by the Committee, his Option shall expire immediately. The Committee may also establish guidelines for determining whether a Grantee’s Service has terminated for Good Cause and communicate such guidelines in the Grantee’s award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.

(g) Exercise Procedure. The Committee shall establish procedures governing the exercise of an Option consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise accompanied by payment in full of the Option exercise for the Shares to which the exercise relates and payment of any amount necessary to satisfy any withholding tax liability that may result from the exercise of the Option. Notwithstanding anything else to the contrary contained herein, any payment to be made by a Grantee hereunder, including, but not limited to, payment upon the exercise of an Option or any other award hereunder or in satisfaction of any tax withholding obligation, may be made in cash or, if approved by the Committee or the Chief Executive Officer of the Company, (i) through the delivery of Shares beneficially owned by such Grantee; or (ii) by a “net exercise” procedure effected through a reduction of Shares subject to an award under the Plan in satisfaction of such payment; or (iii) through delivery of written notice, subject to the Company’s receipt of a third party payment in cash for the full amount of such payment, in each case in the manner and subject to the procedures established by the Committee or Chief Executive Officer.

(h) Suspension of Right. Notwithstanding any other provision of this Section 6, the Committee, in its sole and absolute discretion, may suspend the right of any person to exercise an Option for up to 30 days if the Grantee’s Service has been or may be suspended or terminated for any reason. Following such suspension, the rights of the person to exercise such Option shall be controlled by any determination with respect to employment termination made prior to the end of the period of suspension.

7. Share Appreciation Rights. SARs granted shall be subject to the following conditions and/or restrictions:

(a) Grant/Repricing Prohibited. A SAR granted at the time a related Option is granted may be granted either in addition to the related Option (“Non-Tandem SAR”) or in tandem with the related Option (“Tandem SAR”). A SAR not related to an Option will be subject to the provisions applicable to Non-Tandem SARs. At the time a Non-Tandem SAR is granted, the Committee shall specify the base price of the Shares to be used in connection with the calculation described in subsection (b)(i) below, which shall be 100% of the Fair Market Value of a Share on the date of grant. The number of Shares subject to a Tandem SAR shall not exceed one for each Share subject to the related Option. No Tandem SAR may be granted to a key employee in connection with an Incentive Stock Option in a manner that will disqualify the Incentive Stock Option under Section 422 of the Code unless the key employee consents thereto. Subject to adjustment as provided in Section 14, the repricing of SARs (i.e., reducing the base price of any SAR previously granted hereunder) is specifically prohibited.

(b) Value. Upon exercise, a SAR shall entitle the Grantee to receive from the Company the number of Shares (or cash equivalent thereof) having an aggregate Fair Market Value equal to the following:

(i) in the case of a Non-Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the base Share price specified in such SAR, multiplied by the number of Shares then subject to the SAR, or the portion thereof being exercised; and

(ii) in the case of a Tandem SAR, the excess of the Fair Market Value of one Share as of the date on which the SAR is exercised over the exercise price per Share specified in such Option, multiplied by the number of Shares then subject to the Option, or the portion thereof as to which the SAR is being exercised.

Cash shall be delivered in lieu of any fractional shares. The Committee, in its discretion, shall be entitled to cause the Company to elect to settle any part or all of its obligation arising out of the exercise of a SAR by the payment of cash in lieu of all or part of the Shares it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such Shares on the date of exercise. So long as the Grantee is subject to Section 16(b) of the 1934 Act with respect to securities of the Company, the Committee may not cause the Company to elect to settle any part or all of its obligation arising out of the exercise of a SAR by the payment of cash pursuant to this paragraph, unless (A) such exercise occurs no earlier than six months after the date of grant of the SAR, and (B) the Committee approves such form of settlement.

(c) Exercise of Tandem SARs. A Tandem SAR shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Committee shall specify at the time such Tandem SAR is granted, which restrictions and conditions and other terms need not be the same for all Grantees. Notwithstanding the preceding sentence, the Tandem SAR shall be exercisable only at such time as the Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Option. Upon the exercise of a Tandem SAR, the unexercised Option, or the portion thereof to which the exercised portion of the Tandem SAR is related, shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.

(d) Non-Tandem SAR Exercisability. A Non-Tandem SAR granted to Company employees shall be subject to a minimum vesting period of at least three years from the date of grant, with the award vesting either in equal annual installments over, or in full at the end of, said period, and may be subject to such other conditions and restrictions as are established by the Committee as of the date of grant; provided, however, that pursuant to the Five Percent (5%) Exception, a portion of the Non-Tandem SARs may be issued to non-Company employees with a minimum vesting requirement of one year, and if any Company employees elect to receive a Non-Tandem SAR, in lieu of cash earned under the Company’s compensation programs, such Non-Tandem SAR may vest in full on the date of grant. Upon vesting, each Non-Tandem SAR shall be exercisable, either in whole or in part, but in no event later than the Non-Tandem SAR’s “Expiration Date” (as defined below). The Committee may, but need not, establish performance goals to be achieved within such periods as may be selected by it in its discretion using such measures of individual performance or the performance of the Company and/or one or more of its Subsidiaries as it may select. The “Expiration Date” with respect to a Non-Tandem SAR or any portion thereof granted under the Plan means the date established by the Committee at the date of grant (subject to any earlier termination by the Committee), but in no event later than the date which is ten (10) years after the date on which the Non-Tandem SAR is granted.

(e) Acceleration. Notwithstanding the above, each SAR granted under the Plan to a Grantee and as to which the Expiration Date has not occurred shall be immediately and fully exercisable, for the period indicated, in the event of (I) the termination of a Grantee’s Service by the Company and/or a

Subsidiary other than for Good Cause at or within twenty-four (24) months following a Change in Control (in which case it shall be exercisable until its Expiration Date); or (II) the termination of a Grantee’s Service under the same conditions described in Section 6(e) (in which case it shall be exercisable for the periods set forth pursuant to the award or the applicable provision of Section 6(e)).

(f) Other Termination. If the Service of a Grantee who is an employee terminates other than as described above in Section 7(e) and other than for Good Cause, or the Service of a Grantee who is a consultant or a member of the Board terminates for any reason other than for Good Cause, his SAR shall not become exercisable with respect to any additional Shares unless the Committee accelerates the exercisability of the SAR pursuant to Section 7(d), and the SAR shall be exercisable until the earlier of (i) 90 days after such termination unless extended by the Committee or (ii) its Expiration Date.

(g) Good Cause. If the Service of a Grantee terminates for Good Cause, his SAR shall expire immediately. The Committee may establish guidelines for determining whether a Grantee’s Service has terminated for Good Cause and communicate such guidelines in the Grantee’s award agreement, or in any other manner, including but not limited to such term sheets and supplements hereto as are approved by the Committee from time to time.

(h) Exercise Procedure. The Committee shall establish procedures governing the exercise of a SAR consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise prior to the SAR expiration.

(i) Settlement of SARs. As soon as is reasonably practicable after the exercise of a SAR, the Company shall issue, in the name of the Grantee, Share certificates representing the total number of full Shares to which the Grantee is entitled pursuant to Section 7(b) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional Shares; or if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Grantee an amount in cash equal to the Fair Market Value, as of the date of exercise, of the Shares it would otherwise be obligated to deliver, subject to any required withholding of state, federal and local taxes.

(j) Suspension of Right. Notwithstanding any other provisions of this Section 7, the Committee, in its sole and absolute discretion, may suspend the right of any person to exercise a SAR for up to 30 days if the Grantee’s Service has been or may be suspended or terminated for any reason. Following such suspension, the rights of the person to exercise such SAR shall be controlled by any determination with respect to employment termination made prior to the end of the period of suspension.

8. Dividend Equivalents. A Dividend Equivalent shall be related to a number of Shares specified at the time of grant and shall entitle the holder to cash payments that equal the cash dividend, if any, paid with respect to such Shares provided that the Dividend Equivalent is outstanding on the record date thereof and that it is not subject to any condition limiting the Grantee’s right to receive such payments. A Dividend Equivalent shall be subject to such restrictions and conditions and other terms, including those relating to expiration and forfeiture, as the Committee shall specify at the time such Dividend Equivalent is granted. Notwithstanding the foregoing, any restriction or condition (other than expiration or forfeiture) limiting the Grantee’s right to receive the cash payment described above shall lapse under the same circumstances in which Option exercisability accelerates as described in Section 6(e).

9. Withholding. Whenever under the Plan a Grantee recognizes income with respect to any Share Award, Option, SAR or Dividend Equivalent hereunder, the Company shall have the right to withhold from any award under the Plan or to collect as a condition of any payment under the Plan, any taxes required by law to be withheld. The Company may, at the request of the Grantee, retain Shares which would otherwise be delivered to the Grantee upon exercise of an Option or granting or vesting of Share Awards or other awards, to satisfy up to the maximum statutory withholding tax liability that may result from such exercise or vesting, as the case may be.

10. Compliance with Applicable Laws; Governing Law.

(a) Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and applicable requirements of any securities exchange or similar entity. Notwithstanding any other provision of the Plan, a Grantee or such other persons as are entitled to exercise an Option or SAR (as described in Section 12(c)) will be prohibited from exercising the Option or SAR to the extent that the General Counsel of the Company has determined that purchases and sales of Company securities shall be restricted because of the existence or potential existence of material nonpublic information concerning the Company, whether or not such determination has been communicated to the Grantee or such persons. If the General Counsel of the Company has made such a determination and the Grantee or such persons give notice of an intent to exercise the Option or SAR (and satisfy all other conditions to the exercise thereof), the General Counsel of the Company shall advise the Grantee or such persons concerning such restrictions, and the effective time of the Grantee’s exercise shall be postponed to the earlier of the date that the General Counsel of the Company determines that such restriction is no longer necessary with respect to exercises of the Option or SAR, or the day before the date that the Option or SAR expires.

(b) This Plan shall be interpreted and construed in accordance with the laws of the State of Maryland.

11. Financial Restatement and Misconduct Clawback. Notwithstanding any other provision in the Plan, all Plan awards shall be subject to a clawback to the extent provided in the Company’s “Clawback Policy” as in effect as of the date of issuance of a Plan award or as modified thereafter to comply with applicable law.

12. Transferability.

(a) Share Awards. Shares subject to Share Awards shall not be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee while they are subject to the vesting or other restrictions, if any, described in Section 5(a).

(b) OP Units and LTIP Units. Notwithstanding the transfer provisions set forth in the Operating Partnership’s agreement of limited partnership, OP Units and LTIP Units granted under the Plan shall not be sold, assigned, pledged, exchanged for Shares or otherwise transferred, voluntarily or involuntarily, by the Grantee during the two-year period from the date of grant. After the two-year time period, LTIP Units (whether vested or not) and OP Units that are still subject to the vesting or other restrictions, if any, described in Section 5(a), are not transferable except as described in Section 12(c).

(c) Options, SARs, Dividend Equivalents, OP Units and LTIP Units. Options, SARs and Dividend Equivalents, and OP Units and LTIP Units (under the circumstances described in Section 12(b)), are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code); and (ii) a Grantee may transfer all or part of an Option that is not an Incentive Stock Option, or a SAR, or OP Units and LTIP Units after the two-year time period referred to in Section 12(b), to the Grantee’s family members; provided that the transferee thereof shall hold such Option, SAR, OP Unit or LTIP Unit subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option, SAR, OP Unit or LTIP Unit, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions. It is the intention of the Company that for purposes of Section 12(c), the term “family member” shall be construed broadly, and include, without limitation, a Grantee’s child, stepchild, grandchild, great-grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, trusts for the benefit of family members, or partnerships or other entities in which the Grantee and/or family members are the only partners or equity owners.

13. Employment and Shareholder Status; Award Agreements. The Plan does not constitute a contract of employment or continued service, and selection as a Grantee will not give any Grantee the right to be retained in the employ of the Company or any Subsidiary or the right to continue as a trustee of the Company. Any Share Award granted under the Plan shall not confer upon the holder thereof any right as a shareholder of the Company prior to the issuance of Shares pursuant thereto. No person entitled to exercise any Option or SAR granted under the Plan shall have any of the rights or privileges of a shareholder of record with respect to any Shares issuable upon exercise of such Option or SAR until certificates representing such Shares have been issued and delivered. At the time of a grant, the Committee may require a Grantee to enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

14. Adjustments and Change in Control.

(a) In the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, or in the event of any distribution or dividend to common shareholders other than a regular cash dividend, the Committee shall make such equitable adjustments as it deems to be appropriate to the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Share Awards, Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan, and to the terms of any outstanding Share Awards, Options, SARs or Dividend Equivalents, so that the total value of each such award shall not be changed.

(b) In the event of a Change in Control, the Committee shall be authorized to take one of the following actions: (i) in connection with any assumption of the awards under the Plan, to provide that the Share Awards, Options, SARs and other awards be assumed by the successor or surviving entity, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the equity of the successor or surviving entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests or prices, provided that such equity interests are traded on an established securities exchange; (ii) in connection with any assumption of the Plan, to make adjustments to the number and type of equity interests subject to outstanding awards, and in the number and kind of equity interests subject to outstanding Share

Awards, and/or in the exercise price of outstanding Options or the base Fair Market Value of any SAR, together with the criteria applicable to future Plan awards, provided that such equity interests are traded on an established securities exchange; and (iii) in connection with any Plan termination in connection with a Change in Control, to determine the amount of cash or the value that would have been attained in connection with the vesting and payment of outstanding awards or the other realization of the Grantee’s rights under an award, including any determination that no value would have been achieved with respect to an award as of the date of the Change in Control, and to provide for the payment of cash with respect to outstanding awards, or the cancellation of awards without value, in connection with the Plan termination, subject in all cases to applicable withholding, and to the extent applicable, any applicable provisions of Section 409A of the Code.

15. Performance-Based Awards.

(a) The provisions of this Section 15 shall apply only to the extent determined by the Committee for purposes of making a Plan award “performance-based compensation”. In the event of any inconsistencies between this Section, and the other Plan provisions within the scope of the foregoing, the provisions of this Section shall control.

(b) As soon as practicable following the grant of a Plan award subject to this Section (but in no event more than ninety (90) days after the date of grant to the extent required pursuant to Section 409A of the Code), the Committee shall establish the performance-related goals to be used in connection with conditions, restrictions and limitations applicable to such award. The performance-related goals shall be chosen from among the following factors, or any combination of the following, or others, as the Committee deems appropriate: total shareholder return; growth in Funds from Operations, dividends, revenues, net income, share price, earnings per share or any similar earnings-based financial measure determined by the Committee; return on assets, capital and/or shareholders’ equity; and the Company’s financial performance versus its peers. The Committee may select among the goals specified from award to award, which need not be the same for each Grantee. The foregoing does not limit the Committee’s use of other performance goals, or no performance goals, in connection with the grant of an award not subject to this Section.

(c) Once established, performance-related goals shall not be changed, except to the extent that the Committee has specified adjustments as part of the determinations made under Section 15(b) or otherwise. Except as provided in the preceding sentence, in connection with an award subject to this Section, no performance-related goal applicable to a condition, restriction or limitation shall be considered to be satisfied if the minimum performance-related goals applicable thereto are not achieved.

16. Section 409A. To the extent that any award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under an award is payable upon a “separation from service” (within the meaning of Section 409A) to a Grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Grantee’s separation from service; or (ii) the Grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

17. Repurchase of Share Awards, SARs and Options. The Committee has the right to determine that it is in the best interests of the Company to repurchase any outstanding Options (whether vested or unvested), SARs (vested or unvested) and unvested Shares or OP Units subject to Share Awards for cash payable to the Grantee equal to the Fair Market Value of such Options, SARs, Shares and OP Units determined by the Committee in its good faith discretion. All outstanding Options, SARs and unvested Share Awards may be subject to repurchase in accordance with the terms of this Section 17; provided, however, that there shall be no repurchase of Options or SARs for a value in excess of the difference between the exercise price and the share price at the time of repurchase.

18. Indemnification. Neither the Board nor any member or any delegate thereof shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s declaration of trust or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

19. Amendments to Plan; Suspension or Termination of Plan. Subject to any approval of the shareholders of the Company to the extent required by law, the Board may at any time amend, suspend or terminate the Plan. No amendment, suspension or termination of the Plan shall alter or impair any Share Award, Option, SAR or Dividend Equivalent previously granted under the Plan without the consent of the holder thereof, absent immediate vesting and cash settlement of the award.

20. General Provisions.

(a) The expenses of administering the Plan shall be borne by the Company or its Subsidiaries.

(b) The Section titles and headings in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(c) Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

(d) Each award may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

(e) In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of awards by a Grantee may be permitted through the use of such an automated system.

(f) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(g) Option exercises and other awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

21. Effective Date of Plan. This Plan shall become effective upon approval by the shareholders of the Company (the “Effective Date”). No awards may be granted under the Plan after the tenth anniversary of the Effective Date.

Date approved by Board of Trustees of the Company: March 14, 2019.

Date approved by Shareholders of the Company:             , 2019.

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E72599-P19284 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL The Board of Trustees recommends you vote “FOR” the following proposals:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Trustees		☐	☐	☐
Nominees:
	01) Charles L. Atwood 02) Raymond Bennett 03) Linda Walker Bynoe 04) Connie K. Duckworth 05) Mary Kay Haben 06) Bradley A. Keywell	07) John E. Neal 08) David J. Neithercut 09) Mark J. Parrell 10) Mark S. Shapiro 11) Stephen E. Sterrett 12) Samuel Zell
							For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2019.						☐	☐	☐

3.	Approval of Executive Compensation.						☐	☐	☐

4.	Approval of the 2019 Share Incentive Plan.						☐	☐	☐

NOTE: In their discretion, the persons appointed as proxies are authorized to vote upon such other matters as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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E72600-P19284

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 27, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) MARK J. PARRELL and SCOTT J. FENSTER, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 8:00 a.m., local time, on June 27, 2019, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revoke(s) any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee, “FOR” Proposals 2, 3 and 4; and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side